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Exhibit 99.1

Item 6: Selected Financial Data

        The following table sets forth our selected financial and operating data for Heritage Property Investment Trust, Inc., on a historical basis, which has been revised for the reclassification of losses from early extinguishment of debt, in accordance with SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendement of FASB Statement No. 13, and Technical Corrections ("SFAS No. 145") for the year ended December 31, 2002. Refer to Note 17 of the consolidated financial statements. The following data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements on page F-1 of this Form 10-K. Our historical financial information has been presented on an accrual basis in accordance with generally accepted accounting principles, ("GAAP"), applicable to real estate investment trusts for all periods presented since our commencement of operations on July 9, 1999. Prior to our formation, our business was operated by The New England Teamsters and Trucking Pension Fund's ("NETT") real estate company. Accordingly, the historical financial information presented for all periods prior to our formation was prepared by NETT on a fair value basis in accordance with GAAP applicable to pension funds such as NETT.

        The major differences between the two types of GAAP are:

  •
  Pension funds report the periodic changes in the estimated fair value of the real estate investments as unrealized gain (loss) in fair value of assets;

  •
  Pension funds do not report periodic depreciation expense on the real estate investments; and

  •
  Pension funds report rental revenues as payments are due, whereas REITs report rental income on a straight-line basis over the term of the lease if the lease contains deferred payment terms.

	Year Ended December 31,			July 9, 1999 to Dec. 31,
	2002	2001	2000(1)	1999
	(In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue:
Rentals and recoveries	$277,931	$255,208	$138,896	$38,430
Interest and other	88	298	2,117	485

Total revenue	278,019	255,506	141,013	38,915

Expenses:
Operating	80,078	75,035	38,514	10,992
General and administrative	23,351	12,640	8,274	2,699
Depreciation and amortization	70,023	64,051	34,808	9,788
Interest	72,312	90,342	35,517	2,032
Loss on prepayment of debt	6,749	—	—	—

Total expenses	252,513	242,068	117,113	25,511

Income before net gains	25,506	13,438	23,900	13,404
Net gains on sales of real estate investments and equipment	2,924	4,159	1,890	—
Net derivative (losses) gains	(7,766)	986	—	—

Income before allocation to minority interests and discontinued operations	20,664	18,583	25,790	13,404
Income allocated to minority interests	(6,872)	(6,656)	(1,941)	—
Income from discontinued operations	651	309	253	120

Net income	14,443	12,236	24,102	13,524
Preferred stock distributions	(14,302)	(43,345)	(38,410)	(17,487)
Accretion of redeemable equity	(328)	(995)	(329)	(25)

Net loss attributable to common shareholders	$(187)	$(32,104)	$(14,637)	$(3,988)

Per Share Data:
Basic loss attributable to common shareholders	$(0.01)	$(4.71)	$(2.40)	$(0.69)
Diluted loss attributable to common shareholders	$(0.01)	$(4.71)	$(2.40)	$(0.69)
Weighted average common shares outstanding—Basic	30,257	6,818	6,088	5,781
Weighted average common and common equivalent shares outstanding—Diluted	30,257	6,818	6,088	5,781
BALANCE SHEET DATA: (at end of period)
Real estate investments, before accumulated depreciation	$2,178,533	$1,948,968	$1,899,025	$690,454
Total assets	2,059,557	1,907,265	1,905,662	719,431
Total liabilities	1,095,396	1,218,751	1,173,790	148,394
Minority interests	85,553	77,952	77,981	—
Redeemable equity	—	123,094	122,099	24,806
Shareholders' equity	878,608	487,468	531,792	546,231
OTHER DATA:
# of shopping centers (at end of period)	152	142	140	42
Gross leasable area of shopping centers (sq. ft. at end of period, in thousands)(2)	25,925	23,154	22,902	7,503
% leased (at end of period)	93%	93%	94%	92%
Total portfolio net operating income	$197,853	$180,173	$100,382	$27,438
Funds from Operations(3)	66,003	27,460	18,067	5,666
Cash flow from operating activities	121,172	78,726	64,816	31,887
Cash flow from investing activities	(129,257)	(39,216)	(745,119)	(97,880)
Cash flow from financing activities	3,430	(37,450)	656,594	93,788

(1)
Includes approximately 3.5 months of operations of the properties acquired from Bradley Real Estate, Inc. on September 18, 2000.

(2)
Represents the total gross leasable area of all Company-owned and operated shopping center square footage.

(3)
We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White

  Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income (loss) (computed in accordance with GAAP), excluding extraordinary items and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

	HERITAGE PREDECESSOR(1)
	Oct. 1, 1998 to July 8, 1999	Year Ended Sept. 30, 1998
	(in thousands)
INCOME STATEMENT DATA:
Revenue:
Rentals and recoveries	$55,941	$67,074
Interest and other	393	628

Total revenue	56,334	67,702

Expenses:
Operating	17,247	23,117
General and administrative	3,757	3,060
Interest	2,155	1,292

Total expenses	23,159	27,469

Net additions from operations	33,175	40,233
Unrealized gain (loss) in fair value of assets	35,170	11,511
Net gains (losses) on sales of real estate investments and equipment	(8,807)	3,239

Net additions after gains (losses)	59,538	54,983
Distributions to NETT	(25,858)	(20,771)

Net increase (decrease) in net assets	$33,680	$34,212

BALANCE SHEET DATA: (at end of period)
Real estate investments, before accumulated depreciation	$578,200	$544,937
Total assets	585,592	557,514
Total liabilities	35,592	41,194
OTHER DATA:
# of shopping centers (at end of period)	41	40
Gross leasable area of shopping centers (sq. ft. at end of period, in thousands)	7,155	6,700
% leased (at end of period)	92%	92%
Total portfolio net operating income	$38,694	$43,957

(1)
Certain information contained in the Heritage table is not included in the Heritage Predecessor table because this information is not comparable to Predecessor's operations or accounting requirements. This information includes, for example, depreciation and amortization expense, net income, earnings per share and various cash flow disclosures. Additionally, Predecessor reports unrealized gain/loss in fair value of assets that Heritage does not report.

Item 7:    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with the selected financial data and the historical consolidated financial statements and related notes thereto.

Overview

        We are a fully integrated, self-administered and self-managed REIT that acquires, owns, manages, leases and redevelops primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. As of December 31, 2002, we had a portfolio of 152 shopping centers totaling 25.9 million square feet of company-owned gross leasable area, located in 26 states. Our shopping center portfolio was 93% leased as of December 31, 2002. We also own four office buildings and ten single-tenant properties.

        On January 23, 2003, we completed the acquisition of Spradlin Farm, a 442,000 square foot community shopping center, of which we acquired 181,000 square feet, located in Christiansburg, Virginia for $22.5 million. The center is approximately ten minutes from Blacksburg, Virginia and the Virginia Tech University campus. The property, which is 98% leased, is anchored by TJ Maxx, Barnes & Noble, Michael's and Goody's, and includes a separately owned Home Depot (124,000 square feet) and Target (137,000 square feet), and is adjacent to a new Wal-Mart Supercenter (210,000 square feet).

        In keeping with our focus on our core portfolio of primarily grocer-anchored shopping centers, we completed the disposition of our ten remaining single-tenant properties for $2.4 million, resulting in a net gain on sale of $0.8 million during the first quarter of 2003. These properties were classified as held for sale at December 31, 2002, and their results of operations were classified as discontinued operations in the accompanying financial statements. As our net operating income from these properties constituted less than 1% of our total net operating income during 2002, we do not expect the sale of these properties to have an impact on our future operations or cash flows.

        We derive substantially all of our revenues from rentals and recoveries received from tenants under existing leases on each of our properties. Our operating results therefore depend materially on the ability of our tenants to make required rental payments. We believe that the nature of the properties that we primarily own and invest in—grocer-anchored neighborhood and community shopping centers—provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles. This is because consumers still need to purchase food and other goods found at grocers, even in difficult economic times.

        In the future, we intend to focus on increasing our internal growth, and we expect to continue to pursue targeted acquisitions of primarily grocer-anchored neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics. We currently expect to incur additional debt in connection with any future acquisitions of real estate.

        As of December 31, 2002, we had $1.0 billion of indebtedness. This indebtedness will require balloon payments starting in June 2003. We anticipate that we will not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance our debt either through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or by additional equity offerings. We may also finance those payments through borrowings under our line of credit facility.

Initial Public Offering and Related Transactions

        On April 23, 2002, the Securities and Exchange Commission simultaneously declared effective our registration statement on Form S-11 filed under the Securities Act of 1933 and our registration statement on Form 8-A, filed under the Securities Exchange Act of 1934 for an initial public offering

("IPO") of our Common Stock, and on April 29, 2002, we completed our IPO. We sold 14,080,556 shares of our Common Stock (including 80,556 shares issued pursuant to the exercise of the underwriters' overallotment options) in the IPO at a price of $25.00 per share resulting in net proceeds to the Company of $323 million.

        The net proceeds from our IPO were used for the following:

  •
  To repay $216 million of the outstanding indebtedness under our prior senior unsecured credit facility;

  •
  To fully repay the $100 million of subordinated debt outstanding; and

  •
  To pay the $7 million fee associated with terminating the hedge then in place with respect to the $150 million term loan under the prior existing senior unsecured credit facility.

        In connection with our IPO, all shares of our Series A Cumulative Convertible Preferred Stock and redeemable equity, then outstanding, converted automatically into shares of the Company's common stock on a one for one basis.

        Upon completion of the IPO, the vesting of all stock options previously granted to our employees (other than 430,000 stock options granted in April 2002 in connection with the IPO) accelerated and all contractual restrictions on transfer and forfeiture provisions that existed on restricted shares previously granted to members of our senior management and other key employees terminated. As a result, we incurred compensation expense, including the reimbursement of a portion of the taxes paid by two individuals, of $6.8 million on the restricted shares in the second quarter of 2002, which was comprised of $4.3 million of stock compensation expense and $2.5 million for the reimbursement of a portion of such taxes payable.

        In July 2002, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company. The Company issued the first installment of 155,000 shares in July 2002 based on a fair market value per share of $23.65 on the grant date. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003. During the year ended December 31, 2002, the Company recognized $2,618,000 of compensation expense related to these shares. The unamortized compensation expense of $1,047,000 is included as unearned compensation on the accompanying balance sheet and will be amortized over the remaining vesting period.

        In addition, on March 3, 2003, the Company issued 155,000 shares based on a value of $24.36 per share. These shares are subject to risk of forfeiture and transfer restrictions, which terminate on March 3, 2004. The remaining installments of these special share grants are expected to be issued ratably over a three-year period beginning in March 2004, subject to the satisfaction of certain performance milestones and other conditions during the three-year period. Upon issuance, the remaining installments will also be subject to risk of forfeiture and transfer restrictions, which will terminate upon the first anniversary of the date of each installment, subject to continued employment.

Critical Accounting Policies

        In response to recent guidance of the Securities and Exchange Commission we have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

        On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and asset impairment, and derivatives used to hedge interest-rate risks. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. Our estimates are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates and those estimates could be different under varying assumptions or conditions.

Revenue Recognition

        Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions is included in accounts receivable. Leases for both retail and office space generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. In addition, certain of our operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. We defer recognition of contingent rental income until those specified targets are met.

        We must make estimates of the uncollectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, current economic trends and changes in our tenant payment terms when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Real Estate Investments

        At our formation in July 1999, contributed real estate investments were recorded at the carry-over basis of our predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in connection with our acquisition of Bradley in September 2000 and other acquisitions since our formation, are recorded at cost. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred.

        The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	20-39 years
Tenant improvements	Shorter of useful life or term of related lease

        We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to our properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful life of our properties or improvements, we would depreciate them over fewer years, resulting in more depreciation expense and lower net income on an annual basis during these periods.

        We apply Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to recognize and measure impairment of long-lived assets. We review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value. No such impairment losses have been recognized to date.

        Real estate investments held for sale are carried at the lower of carrying amount or fair value, less cost to sell. Depreciation and amortization are suspended during the period held for sale.

        We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on our net income, because taking an impairment loss results in an immediate negative adjustment to net income.

Hedging Activities

        From time to time, we use derivative financial instruments to limit our exposure to changes in interest rates. We were not a party to any hedging agreements with respect to our floating rate debt as of December 31, 2002. We have in the past used derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, from lines of credit to medium and long-term financings. We require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. We do not use derivatives for trading or speculative purposes and only enter contracts with major financial institutions based on their credit rating and other factors.

        If interest rate assumptions and other factors used to estimate a derivatives fair value or methodologies used to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and losses expected to be reclassified into earnings in the future could be affected. Furthermore, future changes in market interest rates and other relevant factors could increase the fair value of a liability for a derivative, increase future interest expense, and result in lower net income.

Results of Operations

        The following discussion is based on our consolidated financial statements for the years ended December 31, 2002, 2001, and 2000.

        From January 1, 2000 through December 31, 2002, we increased our total portfolio of properties from 63 properties to 166 properties and from 8.4 million company-owned GLA to 26.2 million company-owned GLA. The majority of this increase resulted from the Bradley acquisition of approximately 100 properties, which we completed in September 2000. As a result of this rapid growth of our total portfolio, the financial data presented below shows significant changes in revenues and expenses from period-to-period and we do not believe our period-to-period financial data are comparable. Therefore, the comparison of operating results for the years ended December 31, 2002, 2001, and 2000 show changes resulting from net operating income for properties that we owned for each period compared (we refer to this comparison as our "Same Property Portfolio" for the applicable period) and the changes for income before net gains attributable to our Total Portfolio. Unless otherwise indicated, increases in revenue and expenses attributable to the Total Portfolio are due to the acquisition of properties, including those resulting from the Bradley acquisition, during the years being compared. In addition, amounts classified as discontinued operations in the accompanying consolidated financial statements are excluded from the Total Portfolio information.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

        The table below shows selected operating information for our total portfolio and the 153 properties acquired prior to January 1, 2001 that remained in the total portfolio through December 31,

2002, which constitute the Same Property Portfolio for the years ended December 31, 2002 and 2001, (in thousands):

	Same Property Portfolio				Total Portfolio
	2002	2001	Increase/ (Decrease)	% Change	2002	2001	Increase/ (Decrease)	% Change
Revenue:
Rentals	$192,029	$189,319	$2,710	1.4%	$208,102	$193,265	$14,837	7.7%
Percentage rent	5,048	4,435	613	13.8%	5,187	4,430	757	17.1%
Recoveries	58,634	54,547	4,087	7.5%	62,570	55,471	7,099	12.8%
Other property	2,031	2,039	(8)	(0.4)%	2,072	2,042	30	1.5%

Total revenue	257,742	250,340	7,402	3.0%	277,931	255,208	22,723	8.9%
Expenses:
Property operating expenses	34,739	33,963	776	2.3%	39,204	37,182	2,022	5.4%
Real estate taxes	38,407	36,783	1,624	4.4%	40,874	37,853	3,021	8.0%

Net operating income	$184,596	$179,594	$5,002	2.8%	197,853	180,173	17,680	9.8%

Add:
Interest and other income					88	298	(210)	(70.5)%
Deduct:
Depreciation and amortization					70,023	64,051	5,972	9.3%
Interest					72,312	88,315	(16,003)	(18.1)%
Interest-related party					—	2,027	(2,027)	(100.0)%
General and administrative					23,351	12,640	10,711	84.7%
Loss on prepayment of debt					6,749	—	6,749	—

	Income before net gains				$25,506	$13,438	$12,068	89.8%

        The increase in rental revenue, including termination fees, for our Same Property Portfolio is primarily the result of an increase in minimum rent of $2.6 million related to new leases and rollovers of existing tenants at higher rental rates. Although our actual occupancy on a same property basis remained relatively flat at 92.7% as of December 31, 2002, the new leasing activity offset any loss of income related to new vacancies and bankruptcies. Additionally, rental revenue increased $0.7 million due to an additional charge made to bad debts in 2001 primarily associated with bankruptcies, principally Kmart, and other delinquent tenants. These increases are partially offset by a reduction in termination fees over the prior year of $0.6 million in 2002.

        Percentage rent revenue increased for our Same Property Portfolio primarily due to the timing of notification that sales thresholds have been met and due to the increased sales performance over the prior sales year for tenants who pay percentage rent.

        Recoveries revenue increased for our Same Property Portfolio primarily due to an overall increase in the recovery rate of property operating and real estate tax expenses from 80.2% in 2001 to 84.3% in 2002. The increase in the rate is due to recoveries recorded in 2002 for bankrupt tenants, primarily Kmart, as these leases were not rejected and continued to remain open and operating. In addition, recoveries revenue increased due to higher reimbursable expenses in 2002.

        The decrease in interest and other income in the Total Portfolio is primarily due to lower rates and lower average cash balances during 2002.

        Property operating expenses increased primarily as a result of an increase of $0.9 million in repairs and maintenance expense, an increase of $0.5 in insurance expense, and an increase of $0.2 million in landscaping expense, partially offset by a decrease in snow removal expense of $0.7 million due to a mild early 2002 snow season.

        Real estate tax expense increased primarily as a result of an increase in the real estate tax rate for our properties in New York and Illinois.

        Interest expense, including related party interest expense, decreased due to the payoff of certain indebtedness with the proceeds from the IPO, offset by an increase in mortgage loans payable as result of the assumption of debt from various property acquisitions.

        General and administrative expenses increased primarily as a result of the effect of accelerated stock compensation expense in connection with the IPO. Upon completion of the IPO, all contractual restrictions on transfer and forfeiture provisions that existed on restricted shares previously granted to members of our senior management and other key employees terminated. As a result, the Company incurred compensation expense, including the reimbursement of taxes paid by two employees, of $6.8 million, which is comprised of $4.3 million of stock compensation expense and $2.5 million for the reimbursement of a portion of such taxes. In addition, general and administrative expense increased $2.6 million as a result of compensation expense related to the issuance of 155,000 shares of restricted stock in July 2002. These shares are subject to contractual restrictions on transfer and forfeiture provisions, which terminated on March 1, 2003. The increase is also due in part to a $0.7 million increase in supplemental executive retirement plan costs and increased corporate expenses associated with being a public company.

        Loss on prepayment of debt resulted from the write-off of unamortized deferred financing costs associated with the repayment of the Company's prior line of credit facility and subordinated debt. Such amounts were repaid in full from the proceeds received from the Company's IPO.

Comparison of the year ended December 31, 2001 to year ended December 31, 2000

        The table below shows selected operating information for our Total Portfolio and the 50 properties acquired prior to January 1, 2000 that remained in our Total Portfolio through December 31, 2001 (which constitute the Same Property Portfolio for the years ended December 31, 2001 and 2000) (in thousands):

	Same Property Portfolio				Total Portfolio
	2001	2000	Increase/ (Decrease)	% Change	2001	2000	Increase/ (Decrease)	% Change
Revenue:
Rentals	$74,010	$71,947	$2,063	2.9%	$193,265	$108,892	$84,373	77.5%
Percentage rent	1,533	954	579	60.7%	4,430	2,130	2,300	108.0%
Recoveries	16,529	15,214	1,315	8.6%	55,471	26,623	28,848	108.4%
Other property	75	259	(184)	(71.0)%	2,042	1,251	791	63.2%

Total revenue	92,147	88,374	3,773	4.3%	255,208	138,896	116,312	83.7%
Expenses:
Property operating expenses	12,465	11,259	1,206	10.7%	37,182	20,030	17,152	85.6%
Real estate taxes	11,724	10,861	863	7.9%	37,853	18,484	19,369	104.8%

Net operating income	$67,958	$66,254	$1,704	2.6%	180,173	100,382	79,791	79.5%

Add:
Interest and other income					298	2,117	(1,819)	(85.9)%
Deduct:
Depreciation and amortization					64,051	34,808	29,243	84.0%
Interest					88,315	33,990	54,325	159.8%
Interest-related party					2,027	1,527	500	32.7%
General and administrative					12,640	8,274	4,366	52.8%

Income before net gains					$13,438	$23,900	$(10,462)	(43.8)%

        The increase in rental revenue for our Same Property Portfolio is primarily the result of an increase in minimum rent related to new leases and rollovers of existing tenants at higher rental rates. Specifically, a number of new leases were signed with anchor tenants in late 2000 and early 2001 to occupy previously vacant space. The actual occupancy for the Same Property Portfolio increased from 91.3% to 92.6% in 2001.

        Percentage rent revenue increased for our Same Property Portfolio primarily due to additional revenue from new leases that commenced in 2000. Additionally, a full year of percentage rent revenue was recorded in 2001 related to 2000 sales performance for eight properties acquired in December 1999. Percentage rent income is recognized at the end of the lease year or other period in which tenant sales thresholds have been reached and the percentage rents are due. The increase in percentage rent revenue for our Total Portfolio is primarily the result of percentage rent related to properties acquired or placed in service after January 1, 2000 and 1999.

        Recoveries revenue increased for our Same Property Portfolio primarily due to the related increase in property operating and real estate tax expenses. The Same Store Portfolio's rate of recovery for operating and real estate taxes remained at 70% in 2001 and 2000. Occupancy increases were offset by an additional charge to bad debt recorded in 2001 primarily associated with bankruptcies and other delinquent tenants.

        The decrease in other property revenue for our Same Property Portfolio is primarily the result of a decrease in late fees and other incidental charges paid by our tenants in 2001.

        The decrease in interest and other income in the Total Portfolio is primarily the result of a decrease in the average monthly cash balance maintained during the year ended December 31, 2001 due to the use of cash in connection with our acquisition of Bradley in September of 2000.

        Property operating expenses increased for the Same Property Portfolio primarily due to an increase in snow removal costs of $0.6 million as well as an increase in utility and cleaning expenses of $0.3 million and $0.2 million, respectively, for the year ended December 31, 2001.

        Real estate tax expense increased for the Same Property Portfolio primarily due to increases in real estate tax assessments for the year ended December 31, 2001.

        The interest expense for our Total Portfolio increased due to the additional debt incurred and assumed in connection with the Bradley acquisition and the acquisition of River Ridge Marketplace, Village Plaza, Division Place and Franklin Square.

        Related party interest for our Total Portfolio increased due to the interest paid to Prudential in connection with the subordinated debt that was originated in September 2000 and repaid in April 2001.

        General and administrative expenses increased for the year ended December 31, 2001 for our Total Portfolio due primarily to a one-time compensation cost associated with the Bradley acquisition and an increase in the overall size of our real estate portfolio, mainly attributable to increased headcount resulting from the Bradley acquisition.

Liquidity and Capital Resources

        At December 31, 2002, we had $1.5 million in available cash and cash equivalents. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

        At December 31, 2002, we had $1.0 billion of indebtedness. This indebtedness has a weighted average interest rate of 6.43% with an average maturity of 5.5 years. As of December 31, 2002, our market capitalization was $2.12 billion, resulting in a debt-to-total market capitalization ratio of approximately 47%.

Short-Term Liquidity Requirements

        Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our properties, including:

  •
  Recurring maintenance capital expenditures necessary to properly maintain our properties;

  •
  Interest expense and scheduled principal payments on outstanding indebtedness;

  •
  Capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions; and

  •
  Future distributions paid to our stockholders.

        Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations as well as with borrowings under the Company's line of credit facility. We believe that our existing working capital and cash provided by operations should be sufficient to meet our short-term liquidity requirements. Cash flows provided by operating activities increased to $121.2 million for the year ended December 31, 2002 from $78.7 million for the year ended December 31, 2001. The increase in cash flows from operations is primarily attributable to the combined effect of an $18.0 million decrease in interest expense and a $17.5 million increase in net operating income for the year ended December 31, 2002, partially offset by an increase in cash paid for general and administrative expenses of $3.3 million.

        There are a number of factors that could adversely affect our cash flow. The continuation of an economic downturn in one or more of our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-lease space as leases expire. In addition, such an economic downturn or recession could also lead to an increase in tenant bankruptcies, increases in our overall vacancy rates or declines in rents we can charge to re-lease properties upon expiration of current leases. In all of these cases, our cash flow would be adversely affected.

        As of December 31, 2002, the Company had 12 tenants that contributed approximately 1.8% of our annualized base rent for all leases in which tenants were in occupancy at December 31, 2002, operating under bankruptcy protection, the largest of which is Kmart.

        On January 22, 2002, Kmart filed for bankruptcy protection. At December 31, 2002, we leased space to Kmart at seven of our shopping centers. These locations, all of which were physically occupied at December 31, 2002, and represented approximately 1.3% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2002. In addition, Kmart owns store locations at four of our shopping centers and subleases space from a third party tenant at one of our other locations.

        On March 8, 2002, Kmart announced that it intended to close 284 store locations as part of its bankruptcy reorganization. None of the twelve store locations described above were included in the list of announced store closings. However, we agreed with Kmart to a rent reduction at one of our shopping centers of approximately $290,000 on an annualized basis.

        On January 14, 2003, Kmart announced that it intends to close an additional 326 store locations as part of its continued bankruptcy reorganization. Three of the twelve store locations described above were included in the list of announced store closings, including the location for which we had previously granted a rent reduction. These three planned store closings total approximately 290,120 square feet and represented approximately 0.59% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2002.

        Although Kmart has announced its current intended store closings, we are not able to fully predict the impact on our business of Kmart's bankruptcy filing at this time. For instance, Kmart could decide to close additional stores, including some or all of our remaining locations, terminate a substantial number of leases with us, or request additional rent reductions or deferrals. Any of these actions could adversely affect our rental revenues, and the impact may be material. In addition, Kmart's termination of leases or closure of stores could result in lease terminations or reductions in rent by other tenants in the same shopping centers, which could materially harm our business.

        In the 3rd quarter of 2002, Ames Department Stores, Inc. (Ames), announced plans to liquidate in the 4th quarter of 2002. As of December 31, 2002, we leased space to Ames at three of our shopping centers totaling approximately 205,000 square feet. Annualized base rent from Ames represented approximately 0.17% of our annualized base rent for all leases in which tenants were in occupancy at December 31, 2002. In addition, in 2002 Ames closed two of its locations at our shopping centers totaling 129,000 square feet. Ames is in the process of selling its remaining assets, including the leasehold interests in all of its locations. Leases at two of the three remaining locations are supported by guarantees from a national tenant and we expect rents to remain current at these two locations.

        In addition, Phar-Mor, a tenant at two of our shopping centers totaling approximately 110,000 square feet, which had been operating under bankruptcy protection, completed the liquidation of all assets in the 3rd quarter of 2002. Both of our Phar-Mor locations closed and stopped paying rent at the end of August 2002. Phar-Mor represented approximately 0.3% of our annualized base rent for all leases in which tenants were in occupancy at December 31, 2002, prior to their termination.

        Any future bankruptcies of tenants in our portfolio particularly major or anchor tenants, may negatively impact our operating results.

        We incur maintenance capital expenditures at our properties, which include such expenses as parking lot improvements, roof repairs and replacements and other non-revenue enhancing capital expenditures. Maintenance capital expenditures were approximately $8.1 million for the year ended December 31, 2002. We expect total maintenance capital expenditures to be approximately $8.3 million, or $0.32 per square foot, in 2003. We also expect to incur revenue enhancing capital expenditures such as tenant improvements and leasing commissions in connection with the leasing or re-leasing of retail space. We believe that our existing working capital and cash provided by operations will be sufficient to fund our maintenance capital expenditures for the next twelve months.

        We believe that we qualify and we intend to continue to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions paid to shareholders. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to enable us to continue to qualify as a REIT.

        However, under some circumstances, we may be required to pay distributions in excess of cash available for those distributions in order to meet these distribution requirements, and we may need to borrow funds to pay distributions in the future.

Long-Term Liquidity Requirements

        Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties, and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, long-term property mortgage indebtedness, our senior unsecured credit facility and through the issuance of additional equity securities. We believe that these sources of capital will continue to be available to us in the future to fund our long-term liquidity requirements. However, there are certain factors that may have a material adverse effect on our access to these capital sources.

        Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets, our credit rating and borrowing restrictions imposed by existing lenders. Currently, we have a credit rating from two major rating agencies—Standard & Poor's, which on August 1, 2002, raised our rating to BBB-, and Moody's Investor Service, which on August 7, 2002, raised our rating to Baa3, resulting in a decrease of 30 basis points in the spread over

LIBOR and a 5 basis points reduction in the facility fee payable by us under our line of credit. A downgrade in outlook or rating by a rating agency can occur at any time if the agency perceives adverse change in our financial condition, results of operations or ability to service our debt.

        Based on our internal evaluation of our properties, the estimated value of our properties exceeds the outstanding amount of mortgage debt encumbering those properties as of December 31, 2002. Therefore, at this time, we believe that additional funds could be obtained, either in the form of mortgage debt or additional unsecured borrowings. In addition, we believe that we could obtain additional financing without violating the financial covenants contained in our unsecured public notes.

        Our ability to raise funds through the issuance of equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive or at all.

Commitments

        We currently do not have any capital lease obligations or material operating lease commitments. The following table summarizes our repayment obligations under our indebtedness outstanding as of December 31, 2002 (in thousands):

	Interest Rate	Maturity	2003	2004	2005	2006	2007	Thereafter	Total
Mortgage loans payable:
Kimberly West(1)	7.88%	January 2003	$3,519	—	—	—	—	—	$3,519
Martin's Bittersweet Plaza	8.88%	June 2003	2,975	—	—	—	—	—	2,975
Miracle Hills Park	8.28%	August 2004	78	3,594	—	—	—	—	3,672
The Commons of Chancellor Park	8.48%	November 2004	371	12,374	—	—	—	—	12,745
Franklin Square	9.00%	June 2005	399	436	13,583	—	—	—	14,418
Williamson Square	8.00%	August 2005	311	337	10,831	—	—	—	11,479
Riverchase Village Shopping Center	7.62%	September 2005	287	310	9,764	—	—	—	10,361
Spring Mall	9.39%	October 2006	100	109	120	8,021	—	—	8,350
Southport Centre	6.94%	July 2007	—	—	76	160	9,764	—	10,000
Innes Street Market	7.63%	October 2007	302	326	352	380	12,098	—	13,458
Southgate Shopping Center	8.38%	October 2007	93	101	110	119	2,166	—	2,589
Salem Consumer Square	10.13%	September 2008	385	425	471	520	576	8,724	11,101
St. Francis Plaza	8.13%	December 2008	162	176	191	207	225	243	1,204
8 shopping centers, cross collaterialized	7.83%	December 2009	1,459	1,577	1,705	1,843	1,993	74,287	82,864
Montgomery Commons(2)	8.48%	January 2010	67	71	79	86	94	7,536	7,933
Warminster Towne Center(3)	8.24%	February 2010	219	233	258	281	305	19,010	20,306
545 Boylston Street and William J. McCarthy Building	8.26%	October 2010	556	603	655	711	772	32,645	35,942
29 shopping centers, cross collateralized	7.88%	October 2010	2,166	2,276	2,520	2,728	2,955	227,261	239,906
Bedford Grove	7.86%	March 2012	322	349	377	408	441	2,929	4,826
Berkshire Crossing	3.38%	November 2012	557	575	596	617	638	12,678	15,661
Grand Traverse Crossing	7.42%	January 2013	200	215	232	249	269	12,773	13,938
Salmon Run Plaza(4)	8.95%	September 2013	267	292	319	349	381	3,609	5,217
Elk Park Center	7.64%	August 2016	255	275	298	322	346	7,279	8,775
Grand Traverse Crossing—Wal-Mart	7.75%	October 2016	142	154	166	180	193	4,620	5,455
Montgomery Towne Center	8.50%	March 2019	322	351	382	416	452	5,793	7,716
Bedford Grove—Wal-Mart	7.63%	November 2019	131	141	152	164	178	3,573	4,339
Berkshire Crossing—Home Depot/Wal-Mart	7.63%	March 2020	205	221	239	258	278	5,842	7,043

Total mortgage loans due			$15,850	25,521	43,476	18,019	34,124	428,802	$565,792
Unsecured notes payable	(5)	(5)	—	100,000	—	1,490	—	100,000	201,490
Line of credit facility	2.62%	April 2005	—	—	234,000	—	—	—	234,000

Total indebtedness			$15,850	125,521	277,476	19,509	34,124	528,802	$1,001,282

(1)
This loan was repaid in full on January 3, 2003.

(2)
The amount of indebtedness and interest rate reflect the actual rate and principal amount due under the loan. For accounting purposes, the mortgage has been recorded at its estimated fair value as of the date the property was acquired. The estimated fair value as of the mortgage on the date of acquisition was $8,872 and the effective interest rate was 6.38%.

(3)
The amount of indebtedness and interest rate reflect the actual rate and principal amount due under the loan. For accounting purposes, the mortgage has been recorded at its estimated fair value as of the date the property was acquired. The estimated fair value as of the mortgage on the date of acquisition was $22,922 and the effective interest rate was 6.01%.

(4)
The amount of indebtedness and interest rate reflect the actual rate and principal amount due under the loan. For accounting purposes, the mortgage has been recorded at its estimated fair value as of the date the property was acquired. The estimated fair value as of the mortgage on the date of acquisition was $5,533 and the effective interest rate was 8.10%.

(5)
Includes 7.00% Notes maturing in November 2004, 8.875% Notes maturing in March 2006 and 7.20% Notes maturing in January 2008.

        The indebtedness described in the table above will require balloon payments, including $3.0 million starting in June 2003. It is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity. We currently expect to refinance this debt through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or additional equity offerings. We may also refinance balloon payments through borrowings under our senior unsecured credit facility.

Line of Credit

        On April 29, 2002, the Company entered into a new three-year $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. This line of credit replaced the Company's prior senior unsecured credit facility, which was repaid with proceeds of the IPO. Our two operating partnerships are the borrowers under the line of credit and we, and certain of our other subsidiaries, have guaranteed this line of credit. This line of credit is being used principally to fund growth opportunities and for working capital purposes. At December 31, 2002, $234 million was outstanding under the line of credit.

        Our ability to borrow under this line of credit is subject to our ongoing compliance with a number of financial and other covenants. This line of credit, except under some circumstances, limits our ability to make distributions in excess of 90% of our annual funds from operations. In addition, this line of credit bears interest at either the lender's base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon our debt rating. In addition, this line of credit has a facility fee based on the amount committed ranging from 15 to 25 basis points, depending upon our debt rating, and requires quarterly payments. The variable rate in effect at December 31, 2002, including the lender's margin of 105 basis points and borrowings outstanding at the base rate was 2.62%.

        As of December 31, 2002, we were in compliance with all of the financial covenants under our senior unsecured credit facility. However, if our properties do not perform as expected, or if unexpected events occur that require us to borrow additional funds, compliance with these covenants may become difficult and may restrict our ability to pursue some business initiatives. In addition, these financial covenants may restrict our ability to pursue particular acquisition transactions, including for example, acquiring a portfolio of properties that is highly leveraged. These constraints on acquisitions could significantly impede our growth.

Funds From Operations

        We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income (loss) (computed in accordance with GAAP), excluding extraordinary items and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

        The following table reflects the calculation of Funds from Operations (in thousands):

	2002	Year Ended December 31, 2001	2000
Net income	$14,443	$12,236	$24,102
Add (deduct):
Depreciation and amortization (real-estate related)	69,498	63,723	34,594
Net gains on sales of real estate investments and equipment (including gains of $384 included in discontinued operations in 2002)	(3,308)	(4,159)	(1,890)
Preferred stock distributions	(14,302)	(43,345)	(38,410)
Accretion of redeemable equity	(328)	(995)	(329)

Funds from Operations	$66,003	$27,460	$18,067

Related Party Transactions

        We have in the past engaged in and currently engage in a number of transactions with related parties. The following is a summary of ongoing transactions with related parties that may impact our future operating results.

The TJX Companies

        In July 1999, Bernard Cammarata became a member of our board of directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. We received annualized base rent from the TJX Companies of $11.2 million in 2002, which represented approximately 5.0% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2002. TJX pays us rent in accordance with written leases with respect to several of our properties.

Advisory Fee

        The Prudential Insurance Company of America, our second largest stockholder, received advisory and other fees totaling $3.4 million in connection with our IPO.

131 Dartmouth Street Joint Venture

        In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a construction management arrangement we originally entered into with the new entity. We have entered into a property management agreement with this new entity pursuant to which we will manage the building in exchange for a management fee. We have no ongoing capital contribution requirements with respect to this project, which was completed in January 2003. We expect that the first tenants will begin occupying a portion of this office building in October 2003. We account for our interest in this joint venture using the cost method and we have not expended any amounts on the project through December 31, 2002.

Boston Office Lease

        One of the properties contributed to us by Net Realty Holding Trust was our headquarters building at 535 Boylston Street, Boston, Massachusetts. In 1974, NETT and Net Realty Holding Trust entered into an agreement providing for the lease of 14,400 square feet of space in this office building to NETT for its Boston offices. Net Realty Holding Trust assigned this area to us as part of our formation. The current term of this lease expires on March 31, 2005 and under this lease, NETT pays us $648,000 per year in rent.

Contingencies

Legal and Other Claims

        We are subject to legal and other claims incurred in the normal course of business. Based on our review and consultation with counsel of those matters known to exist, including those matters described on page 37, we do not believe that the ultimate outcome of these claims would materially affect our financial position or results of operations.

Non-Recourse Loan Guarantees

        In connection with the Bradley acquisition, we entered into a special securitized facility with Prudential Mortgage Capital Corporation ("PMCC") pursuant to which $244 million of collateralized mortgage-backed securities were issued by a trust created by PMCC. The trust consists of a single mortgage loan due from a subsidiary we created, Heritage SPE LLC, to which we contributed 29 of our properties. This loan is secured by all 29 properties we contributed to the borrower.

        In connection with the securitized financing with PMCC, we entered into several indemnification and guaranty agreements with PMCC under the terms of which we agreed to indemnify PMCC for various bad acts of Heritage SPE LLC and with respect to specified environmental liabilities with respect to the properties contributed by us to Heritage SPE LLC.

        We also have agreed to indemnify other mortgage lenders for bad acts and environmental liabilities in connection with other mortgage loans that we have obtained.

Inflation

        Inflation has had a minimal impact on the operating performance of our properties. However, many of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions include clauses enabling us to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. These escalation clauses often are at fixed rent increases or indexed escalations (based on the consumer price index or other measures). Many of our leases are also for terms of less than ten years, which permits us to seek to increase rents to market rates upon renewal. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

New Accounting Standards and Accounting Changes

SFAS No. 144

        In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, ("SFAS No. 144"). This statement addresses financial accounting and reporting for the impairment of long-lived assets and for the disposition of long-lived assets. SFAS No. 144 requires, among other things, that the primary assets and liabilities and the results of operations of real properties, which have been sold during 2002, or otherwise qualify as held for sale (defined by SFAS No. 144), be classified as discontinued operations in accompanying financial statements. SFAS No. 144 requires that the provisions of this statement be adopted prospectively. Accordingly, real estate designated as held for sale prior to January 1, 2002 is accounted for under the provisions of SFAS No. 121 and the results of operations from the only property so designated are included in income from continuing operations. Real estate designated as held for sale subsequent to January 1, 2002 is accounted for in accordance with the provisions of SFAS No. 144 and the results of operations of certain properties so designated are included in income from discontinued operations. We have restated prior periods for comparability, as required.

SFAS No. 145

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS No. 145"). SFAS No. 145 eliminates the requirement that all gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item. However, a company could continue to classify transactions as extraordinary items if it meets the criteria described in APB No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"). APB 30 requires that the event or transaction be both unusual in nature and infrequent in occurrence.

        SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. However, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria of APB 30 shall be reclassified. The Company adopted SFAS No. 145 effective January 1, 2003. In order to make all future financial statements consistent with this standard, the Company has revised the accompanying historical consolidated financial statements. Accordingly, the Company has reclassified the previously reported extraordinary loss associated with the prepayment of debt of its prior senior unsecured credit facility and subordinated debt incurred in the second quarter of 2002 to an item from continuing operations.

SFAS No. 146

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability and is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect this pronouncement to have a material impact on our liquidity, financial position, or results of operations.

SFAS No. 148

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") to provide alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure requirements of SFAS No. 148 as of December 31, 2002.

FIN 45

        In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to guarantees. In general FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. The disclosure requirements of FIN 45 are effective as of December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The Company adopted the disclosure requirements of FIN 45 and concluded no additional disclosure was necessary. The Company will adopt the recognition requirements of FIN 45 in 2003 and does not expect these recognition requirements will have a material impact on results of operations, financial position, or liquidity.

FIN 46

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interest in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The Company does not believe the adoption of the interpretation will have a material impact on results of operations, financial position, or liquidity.

Item 7a:    Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the exposure to loss resulting from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control. Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates.

        The following table presents our fixed rate debt obligations, at their carrying values, sorted by maturity date and our variable rate debt obligations sorted by maturity date (in thousands):

	2003	2004	2005	2006	2007	2008+	Total	Fair Value	Weighted Average Interest Rate
Secured Debt:
Fixed rate	$15,293	$24,946	$42,880	$17,402	$33,486	$419,995	$554,002	$595,741	7.92%
Variable rate	557	575	596	617	638	12,678	$15,661	15,661	3.38%
Unsecured Debt:
Fixed rate	—	100,000	—	1,490	—	100,000	$201,490	210,978	7.11%
Variable rate	—	—	234,000	—	—	—	$234,000	234,000	2.62%

Total	$15,850	$125,521	$277,476	$19,509	$34,124	$532,673	$1,005,153	$1,056,380	6.45%

        We were not a party to any hedging agreements with respect to our floating rate debt as of December 31, 2002. We have in the past used derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, from lines of credit to medium- and long-term financings. We require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designed to hedge. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors. We do not believe that the interest rate risk represented by our floating rate debt is material as of December 31, 2002 in relation to total assets and our total market capitalization.

Item 8:    Financial Statements

        See "Index to Consolidated Financial Statements and Financial Statement Schedule" on page F-1 of this Form 8-K.

PART III

Item 10:    Directors and Executive Officers of the Registrant

        The information contained in the sections captioned "Proposal One: Election of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" of the Proxy Statement is incorporated herein by reference.

Item 11:    Executive Compensation

        The information contained in the section captioned "Executive Compensation" of the Proxy Statement is incorporated herein by reference.

Item 12:    Security Ownership of Certain Beneficial Owners and Management

        The information contained in the section captioned "Security Ownership of Certain Beneficial Owners and Management" of the Proxy Statement is incorporated herein by reference.

Item 13:    Certain Relationships and Related Transactions

        The information contained in the section captioned "Certain Relationships and Related Transactions" of the Proxy Statement is incorporated herein by reference.

Item 14:    Controls and Procedures

        The principal executive officer and principal financial officer of the Company have evaluated the disclosure controls and procedures as of a date within 90 days before the filing date of this annual report. Based on this evaluation, the principal executive officer and principal financial officer have concluded that the disclosure controls and procedures effectively ensure that information required to be disclosed in the Company's filings and submissions with the Securities and Exchange Commission under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission. In addition, the Company has reviewed its internal controls and there have been no significant changes in its internal controls or in other factors that could significantly affect those controls subsequent to the date of its last evaluation.

PART IV

Item 15:    Exhibits, Financial Statements, Financial Statement Schedule and Reports on Form 8-K

Financial Statements.

        See page F-1 for the index of the financial statements included in the Form 8-K.

Financial Statement Schedule.

        See page F-1 for the index of the financial statement schedule included in the Form 8-K.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

        All other schedules for which a provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Independent Auditors' Report

The Board of Directors and Shareholders
    Heritage Property Investment Trust, Inc.:

        We have audited the accompanying consolidated balance sheets of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III listed in the accompanying index to consolidated financial statements and financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Boston, Massachusetts
January 31, 2003, except for notes 11 and 16, as to which the date is March 3, 2003

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Balance Sheets

December 31, 2002 and 2001

(In thousands, except for share amounts)

	2002	2001
Assets
Real estate investments, net	$2,008,504	$1,845,168
Cash and cash equivalents	1,491	6,146
Accounts receivable, net of allowance for doubtful accounts of $6,389 in 2002 and $7,473 in 2001	22,836	23,639
Prepaids and other assets	11,162	13,628
Deferred financing costs and other assets	15,564	18,684

Total assets	$2,059,557	$1,907,265

Liabilities, Redeemable Equity and Shareholders' Equity
Liabilities:
Mortgage loans payable	$569,663	$492,289
Unsecured notes payable	201,490	201,490
Line of credit facility	234,000	343,000
Subordinated debt	—	100,000
Accrued expenses and other liabilities	68,275	69,931
Accrued distributions	21,968	12,041

Total liabilities	1,095,396	1,218,751

Series B Preferred Units	50,000	50,000
Series C Preferred Units	25,000	25,000
Exchangeable limited partnership units	8,128	527
Other minority interests	2,425	2,425

Total minority interests	85,553	77,952

Redeemable equity:
Series A 8.5% Cumulative Convertible Participating Preferred Stock, $.001 par value, 3,743,315 shares issued and outstanding at December 31, 2001; and common stock, $.001 par value, 1,256,685 shares issued and outstanding at December 31, 2001	—	123,094
Shareholders' equity:
Series A 8.5% Cumulative Convertible Participating Preferred Stock, $.001 par value; 25,000,000 shares authorized; 16,528,653 shares issued and outstanding at December 31, 2001,	—	16
Common stock, $.001 par value; 70,000,000 shares authorized; 41,504,208 and 5,561,635 shares issued and outstanding at December 31, 2002 and 2001, respectively	41	6
Additional paid-in capital	1,006,417	553,726
Cumulative distributions in excess of net income	(126,803)	(55,435)
Unearned compensation	(1,047)	(2,103)
Accumulated other comprehensive loss	—	(8,742)

Total shareholders' equity	878,608	487,468

Total liabilities, redeemable equity and shareholders' equity	$2,059,557	$1,907,265

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Operations

Years ended December 31, 2002, 2001 and 2000

(In thousands, except per-share data)

	2002	2001	2000
Revenue:
Rentals and recoveries	$277,931	$255,208	$138,896
Interest and other	88	298	2,117

Total revenue	278,019	255,506	141,013

Expenses:
Property operating expenses	39,204	37,182	20,030
Real estate taxes	40,874	37,853	18,484
Depreciation and amortization	70,023	64,051	34,808
Interest	72,312	88,315	33,990
Interest-related party	—	2,027	1,527
General and administrative	23,351	12,640	8,274
Loss on prepayment of debt	6,749	—	—

Total expenses	252,513	242,068	117,113

Income before net gains	25,506	13,438	23,900
Net gains on sales of real estate investments and equipment	2,924	4,159	1,890
Net derivative (losses) gains	(7,766)	986	—

Income before allocation to minority interests	20,664	18,583	25,790
Income allocated to exchangeable limited partnership units	(216)	—	—
Income allocated to Series B and C Preferred Units	(6,656)	(6,656)	(1,941)

Income before discontinued operations	13,792	11,927	23,849

Discontinued operations:
Operating income from discontinued operations	267	309	253
Gain on sale of discontinued operations	384	—	—

Income from discontinued operations	651	309	253

Net income	14,443	12,236	24,102
Preferred stock distributions	(14,302)	(43,345)	(38,410)
Accretion of redeemable equity	(328)	(995)	(329)

Net loss attributable to common shareholders	$(187)	$(32,104)	$(14,637)

Basic per-share data:
Income (loss) attributable to common shareholders before discontinued operations	$(0.03)	$(4.75)	$(2.41)
Income from discontinued operations	0.02	0.04	0.01

Loss attributable to common shareholders	$(0.01)	$(4.71)	$(2.40)

Weighted average common shares outstanding	30,257	6,818	6,088

Diluted per-share data:
Income (loss) attributable to common shareholders before discontinued operations	$(0.03)	$(4.75)	$(2.41)
Income from discontinued operations	0.02	0.04	0.01

Loss attributable to common shareholders	$(0.01)	$(4.71)	$(2.40)

Weighted average common and common equivalent shares outstanding	30,257	6,818	6,088

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Changes in Shareholders' Equity

Years ended December 31, 2002, 2001 and 2000

(In thousands, except per-share data)

	Series A Cumulative Convertible Participating Preferred Stock	Common Stock	Additional Paid-in Capital	Cumulative Distributions in Excess of Net Income	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 1999	$16	$6	$550,172	$(3,963)	$—	$—	$546,231
Issuance of preferred stock	—	—	39	—	—	—	39
Issuance of common stock	—	—	18	—	—	—	18
Issuance of warrants	—	—	879	—	—	—	879
Net income	—	—	—	24,102	—	—	24,102
Preferred stock distributions ($2.13 per share)	—	—	—	(38,410)	—	—	(38,410)
Common stock distributions ($0.16 per share)	—	—	—	(1,113)	—	—	(1,113)
Accretion of redeemable equity	—	—	(329)	—	—	—	(329)
Issuance of restricted stock	—	—	1,875	—	(1,875)	—	—
Compensation expense associated with restricted stock plans	—	—	—	—	375	—	375

Balance at December 31, 2000	16	6	552,654	(19,384)	(1,500)	—	531,792
Net income	—	—	—	12,236	—	—	12,236
Other comprehensive loss:
Unrealized derivative losses
Cumulative transition adjustment of interest rate collar as of Jan. 1, 2001	—	—	—	—	—	(2,477)	(2,477)
Effective portion of interest rate collar for the year ended December 31, 2001	—	—	—	—	—	(6,265)	(6,265)

Total other comprehensive loss	—	—	—	—	—	(8,742)	(8,742)

Comprehensive income							3,494

Preferred stock distributions ($2.13 per share)	—	—	—	(43,345)	—	—	(43,345)
Common stock distributions ($0.73 per share)	—	—	—	(4,942)	—	—	(4,942)
Accretion of redeemable equity	—	—	(995)	—	—	—	(995)
Issuance of restricted stock	—	—	2,067	—	(2,067)	—	—
Compensation expense associated with restricted stock plans	—	—	—	—	1,464	—	1,464

Balance at December 31, 2001	16	6	553,726	(55,435)	(2,103)	(8,742)	487,468
Net income	—	—	—	14,443	—	—	14,443
Other comprehensive income:
Unrealized derivative gains:
Effective portion of interest rate collar for the period from Jan. 1, 2002—Apr. 29, 2002	—	—	—	—	—	1,177	1,177
Reclassification adjustment to earnings for realized loss on termination of interest rate collar	—	—	—	—	—	7,565	7,565

Total other comprehensive income	—	—	—	—	—	8,742	8,742

Comprehensive income							23,185

Issuance of common stock	—	14	352,000	—	—	—	352,014
Equity issuance costs	—	—	(29,527)	—	—	—	(29,527)
Conversion of preferred stock to common stock	(16)	16	—	—	—	—	—
Accretion of redeemable equity	—	—	(328)	—	—	—	(328)
Conversion of redeemable equity to common stock	—	5	123,417	—	—	—	123,422
Preferred stock distributions ($0.70 per share)	—	—	—	(14,302)	—	—	(14,302)
Common stock distributions ($1.89 per share)	—	—	—	(71,509)	—	—	(71,509)
Issuance of restricted stock	—	—	6,379	—	(6,379)	—	—
Compensation expense associated with restricted stock plans	—	—	750	—	7,435	—	8,185

Balance at December 31, 2002	$—	$41	$1,006,417	$(126,803)	$(1,047)	$—	$878,608

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001 and 2000

(In thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income	$14,443	$12,236	$24,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,023	64,051	34,808
Amortization of deferred debt financing costs	2,898	4,784	1,541
Amortization of stock-based compensation	8,185	1,463	375
Net gains on sales of real estate investments and equipment	(3,308)	(4,159)	(1,890)
Net derivative losses (gains)	7,766	(986)	—
Loss on prepayment of debt	6,749	—	—
Income allocated to Series B and C preferred units	6,656	6,656	1,941
Income allocated to minority interests	216	—	—
Changes in operating assets and liabilities, net of effect of Bradley acquisition in 2000	7,544	(5,319)	3,939

Net cash provided by operating activities	121,172	78,726	64,816

Cash flows from investing activities:
Net cash used for acquisition of Bradley	(220)	(3,710)	(707,969)
Acquisitions and additions to real estate investments	(134,449)	(54,626)	(38,750)
Net proceeds from sales of real estate investments	10,400	23,250	3,643
Expenditures for capitalized leasing commissions	(4,292)	(3,455)	(1,823)
Net proceeds from sales of furniture, fixtures and equipment	—	7	98
Expenditures for furniture, fixtures and equipment	(696)	(682)	(318)

Net cash used by investing activities	(129,257)	(39,216)	(745,119)

Cash flows from financing activities:
Proceeds from mortgage loans payable	4,599	7,000	281,900
Repayments of mortgage loans payable	(22,339)	(8,740)	(16,482)
Repayments of unsecured notes payable	—	(475)	(73,035)
Proceeds from draws under line of credit facility	373,000	71,000	330,000
Repayments of draws under line of credit facility	(482,000)	(51,000)	(7,000)
Interest rate collar termination payment	(6,788)	—	—
Proceeds from subordinated debt	—	50,000	50,000
Proceeds from subordinated debt issued through related parties	—	—	100,000
Repayment of subordinated debt to related party	(100,000)	(50,000)	(50,000)
Distributions paid to exchangeable limited partnership unit holders	(290)	(29)	(20)
Distributions paid to Series B and C preferred unit holders	(6,656)	(5,021)	(1,961)
Preferred stock distributions paid	(25,109)	(43,282)	(36,818)
Common stock distributions paid	(50,953)	(3,704)	(1,113)
Expenditures for debt financing costs	(3,902)	(1,943)	(16,777)
Expenditures for issuance of common stock	(28,146)	(1,256)	—
Proceeds from issuance of common stock	352,014	—	9
Proceeds from issuance of preferred stock	—	—	42
Proceeds from issuance of redeemable equity, net	—	—	97,849

Net cash provided (used) by financing activities	3,430	(37,450)	656,594

Net (decrease) increase in cash and cash equivalents	(4,655)	2,060	(23,709)
Cash and cash equivalents:
Beginning of year	6,146	4,086	27,795

End of year	$1,491	$6,146	$4,086

See accompanying notes to consolidated financial statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2002, 2001 and 2000

1.    Organization

Background

        Heritage Property Investment Trust, Inc. ("Heritage" or the "Company") is a Maryland corporation organized as a real estate investment trust ("REIT"). Heritage was formed on July 1, 1999 and commenced operations on July 9, 1999 through the contribution of $550 million of real estate investments and related assets, net of liabilities, by Net Realty Holding Trust, a wholly-owned subsidiary of the New England Teamsters & Trucking Industry Pension Fund ("NETT") and $25 million of cash from the Prudential Insurance Company of America ("Prudential"). Heritage qualifies as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code").

        Heritage is a fully-integrated, self-administered and self-managed REIT and is focused on the acquisition, ownership, management, leasing and redevelopment of primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. At December 31, 2002, the Company owned 152 shopping centers, four office buildings and ten single-tenant properties.

        Heritage Property Investment Limited Partnership ("Heritage OP") and Bradley Operating Limited Partnership ("Bradley OP") are subsidiaries through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of December 31, 2002, the Company owned directly or indirectly all of the ownership interests in the Heritage OP and approximately 99% of the voting interests in the Bradley OP, and is the sole general partner of Heritage OP and Bradley OP. This structure is commonly referred to as an umbrella partnership REIT or UPREIT.

Initial Public Offering

        On April 23, 2002, the Securities and Exchange Commission simultaneously declared effective the Registration Statement and the Company's registration statement on Form 8-A, filed under the Securities Exchange Act of 1934, for an initial public offering ("IPO") of its common stock. As a result, the Company completed its IPO and, when combined with the exercise of the Underwriter's overallotment, sold a total of 14,080,556 shares of its common stock in the IPO at a price of $25.00 per share.

        The net proceeds from the IPO, after deducting the underwriters' discount and offering expenses, were $322.5 million and were used by the Company to repay $215.7 million of the outstanding indebtedness under its prior line of credit facility, to repay in full the $100.0 million of subordinated debt then outstanding, and to pay the $6.8 million fee associated with terminating the collar previously in place with respect to the $150.0 million term loan under the prior line of credit facility.

        In connection with the IPO, all shares of Series A Cumulative Convertible Preferred Stock and redeemable equity outstanding converted automatically into shares of the Company's common stock on a one for one basis.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reporting of revenue and expenses during the periods presented to prepare these consolidated financial statements in conformity with GAAP. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions.

        Management considers those estimates and assumptions that are most important to the portrayal of the Company's financial condition and results of operations, in that they require management's most subjective judgments, to form the basis for the accounting policies deemed to be most critical to the Company. These critical accounting policies include the useful lives used to calculate depreciation expense on real estate investments, judgments regarding the recoverability or impairment of each real estate investment, judgments regarding the ultimate collectibility of accounts receivable, and assumptions used in accounting for and disclosures of the Company's interest rate hedging activities.

        If the useful lives of real estate investments were different, future operating results would be affected. Future adverse changes in market conditions or poor operating results could result in an inability to recover real estate investment carrying values that may not be reflected in current carrying values and could require an impairment charge in the future. Future adverse changes in market conditions could also impact the Company's tenants and may affect the adequacy of the allowance for doubtful accounts receivable. If the methodologies and assumptions used to estimate the fair value of the Company's interest rate hedging instruments or to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and amounts expected to be recognized in earnings in the future could be affected. Further, future changes in market interest rates and other relevant factors could affect the fair value of such instruments and future interest expense.

        The consolidated financial statements of the Company include the accounts and operations of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Real Estate Investments

        Real estate investments contributed in July 1999 were recorded at the carry-over basis of the Company's predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in the Bradley acquisition in 2000 and other additions, are recorded at cost. The cost of buildings and improvements includes the purchase price of property, legal fees, and acquisition costs.

        Real estate investments held for sale are carried at the lower of carrying amount or fair value less costs to sell. Depreciation and amortization are suspended during the period held for sale. There can be no assurance that properties designated as held for sale will actually be sold. The net carrying value of properties held for sale at December 31, 2002 and 2001 was $1.6 million and $3.0 million, respectively.

        Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144") SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires the Company to periodically perform reviews of its properties to determine if their carrying amounts will be recovered from future operating cash flows. If the Company determines that impairment has occurred, those assets shall be reduced to fair value. No such impairment losses have been recognized to date.

        In addition, SFAS No. 144 retains the basic provisions of Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for presenting discontinued operations in the statement of operations but broadens that presentation to include a component of an entity (rather than a segment of a business). The Company adopted SFAS No. 144 on January 1, 2002 and accordingly, the operating results of real estate sold or classified as held for sale during the year ended December 31, 2002, have been reclassified and reported as discontinued operations for the years ended December 31, 2002, 2001 and 2000. SFAS No. 144 did not affect the operating results of properties sold or classified as held for sale prior to January 1, 2002 (see Note 3).

        For property acquisitions completed subsequent to June 30, 2001, the Company applies the provisions of SFAS No. 141, Business Combinations ("SFAS No. 141"), and records the fair value of intangible assets or liabilities resulting from in-place leases, to the extent material. Such intangible assets may result from, for example, the fair value of leasing costs avoided by the Company because the lease is already in place, or from contractual rents that are favorable relative to market rents at the acquisition date. Conversely, liabilities may result from unfavorable or below-market in-place leases. Such assets or liabilities are generally amortized over the remaining lease terms. The Company concluded that SFAS No. 141 did not have a material effect on the 2002 and 2001 consolidated financial statements.

        Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred and amounted to $6.0 million, $5.6 million and $3.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Upon sale or other disposition of the real estate investment, the cost and related accumulated depreciation and amortization are removed and the resulting gain or loss, if any, is reflected in net income. Interest on significant construction projects is capitalized as part of the cost of real estate investments. Interest capitalized for the years ended December 31, 2002, 2001 and 2000 was $151,000, $65,000, and $24,000, respectively.

        The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	20 - 39 years
Tenant improvements	Shorter of useful life or term of related lease

        The Company recognizes gains from sales of real estate at the time of sale using the full accrual method, provided that various criteria related to the terms of the transactions are met and no subsequent involvement is required. If the criteria are not met, or if subsequent involvement is required, the Company defers the gains and recognizes them when the criteria are met or subsequent involvement is completed.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash in banks and short-term investments with maturities at the date of purchase of three months or less. The majority of the Company's cash and cash equivalents are held at major commercial banks. The Company has not experienced any losses to date on its invested cash.

Deferred Financing Costs and Other Assets

        Deferred financing costs and other assets include costs incurred in connection with securing financing for, or leasing space in, the Company's real estate investments. Such charges are capitalized and amortized over the terms of the related financing or lease. Unamortized deferred charges are charged to expense upon prepayment of the financing or early termination of the related lease.

        The Company capitalizes internal leasing costs in accordance with SFAS No. 91, Nonrefundable Fees & Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. These costs amounted to $2.3 million and $2.4 million during the years ended December 31, 2002 and 2001, respectively.

Revenue Recognition

        Management has determined that all of the Company's leases with its various tenants are operating leases. Rental income from such leases with scheduled rent increases is recognized using the straight-line method over the terms of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions amounted to $11.4 million and $7.5 million at December 31, 2002 and 2001, respectively, and is included in accounts receivable, net of an allowance for doubtful accounts. Rental revenue recognized over cash received is included in revenue from rental and recoveries for the years ended December 31, 2002, 2001 and 2000 and amounted to $4.2 million, $3.8 million and $3.0 million, respectively.

        Leases for both retail and office space generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. In addition, certain of the Company's operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. The Company defers recognition of contingent rental income until such specified targets are met. Reimbursements for both operating expenses and real estate taxes as well as contingent rental income during the years ended December 31, 2002, 2001 and 2000 were $67.8 million, $59.9 million and $28.8 million, respectively. These items are included in revenue from rentals and recoveries in the consolidated statements of income.

        Allowances for uncollectible receivables are charged against revenue from rentals and recoveries and amounted to $3.8 million, $4.5 million and $1.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Credit Risk

        The Company operates in one industry, which is the acquisition, ownership, management, leasing and redevelopment of real estate, and no single tenant accounts for more than 10% of total revenue. Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of (1) temporary cash and equivalent instruments, which are held at financial institutions of high credit quality; and (2) tenant receivables, whose credit risk is distributed among tenants in different industries and across several geographical areas.

Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Company's financial instruments, other than debt, are generally short-term in nature and consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying values of these assets and liabilities, which are recorded at net realizable value in the consolidated balance sheets, are assumed to be at fair value.

        The fair values of the Company's fixed rate mortgage loans and unsecured notes payable, which is based on estimates made by management for rates currently prevailing for comparable loans and notes of comparable maturities, exceeds the aggregate carrying value by approximately $51 million at December 31, 2002 and approximate the aggregate carrying value at December 31, 2001. The Company's line of credit facility and former subordinated debt are at variable rates, resulting in carrying values that approximate fair value at December 31, 2002 and 2001.

Stock-Based Compensation

        The Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, during the year ended December 31, 2002. At December 31, 2002, the Company has one stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost related to stock option grants is reflected in the Company's reported results, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of

SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands, except per-share data):

	Year ended December 31,
	2002	2001	2000
Net loss attributed to common shareholders, as reported	$(187)	$(32,104)	$(14,637)
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards*	403	—	—

Pro forma net loss attributable to common shareholders	$(590)	$(32,104)	$(14,637)
Loss per share:
Basic—as reported	$(0.01)	$(4.71)	$(2.40)
Basic—pro forma	$(0.02)	$(4.71)	$(2.40)
Diluted—as reported	$(0.01)	$(4.71)	$(2.40)
Diluted—pro forma	$(0.02)	$(4.71)	$(2.40)

*
The Company estimates the fair value of options granted prior to the date of the initial filing of its Registration Statement (September 7, 2001) using the minimum value method, which resulted in no fair value for such options. The Company estimated the fair value for subsequent options granted using the Black Scholes option-pricing model (see Note 11).

Earnings Per Share

        In accordance with SFAS No. 128, Earnings Per Share, ("SFAS No. 128") basic earnings per common share is computed by dividing net income attributable to common shareholders (defined as net income less paid and accrued preferred stock distributions and accretion of redeemable equity) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock and then shared in the earnings of the Company.

Income Taxes

        The Company has elected to be taxed as a REIT under the Internal Revenue Code. In order to qualify as a REIT for income tax purposes, the Company must, among other things, distribute to shareholders at least 90% of its taxable income. It is the Company's policy to distribute 100% of its taxable income to shareholders; accordingly, no provision has been made for federal income taxes.

Reclassifications

        Certain prior year balances have been reclassified to conform to the current year presentation.

3.    Real Estate Investments

Summary

        A summary of real estate investments follows as of December 31 (in thousands):

	2002	2001
Land	$319,129	$290,758
Land improvements	168,246	149,072
Buildings and improvements	1,639,494	1,474,058
Tenant improvements	34,694	24,420
Improvements in process	16,970	10,660

	2,178,533	1,948,968
Accumulated depreciation and amortization	(170,029)	(103,800)

Net carrying value	$2,008,504	$1,845,168

Acquisitions

        During the year ended December 31, 2002, the Company completed the acquisition of ten shopping centers, nine of which are grocer-anchored, aggregating 3,147,000 square feet of gross leasable area ("GLA"), of which the Company acquired 2,355,000 square feet of GLA. The aggregate acquisition price of the shopping centers was $208.5 million, which was funded with borrowings under the Company's line of credit facility, assumptions of mortgage loans payable at their estimated fair market value, and the issuance of exchangeable units of limited partnership interest in one of the Company's operating partnerships. In addition, the Company completed the acquisition of two parcels at company-owned shopping centers aggregating 70,000 square feet GLA, for a total acquisition price of $6.5 million, which was funded with borrowings under the Company's line of credit facility and cash provided by operations.

        During the year ended December 31, 2001, the Company completed the acquisition of three shopping centers, two of which are grocer-anchored, aggregating 708,000 square feet of GLA, of which the Company acquired 495,000 square feet of GLA. The aggregate acquisition price of the shopping centers was $40.0 million, which was funded with borrowings under the Company's line of credit facility and the assumption of a mortgage loan payable. Also during 2001, the Company completed the acquisitions of a development land parcel and a 17,000 square foot parcel at a company-owned shopping center for acquisition prices of $1.3 million and $1.0 million, respectively. The acquisitions were funded with borrowings under the Company's line of credit facility and cash provided by operations.

        On September 18, 2000, Heritage acquired Bradley Real Estate, Inc. ("Bradley"), a publicly traded REIT based in Illinois with nearly 100 shopping center properties located primarily in the Midwest, at an aggregate cost of approximately $1.2 billion. The Company acquired Bradley through a merger in which all of the holders of Bradley capital stock received cash in exchange for their shares. The transaction was accounted for using the purchase method and, accordingly, the acquisition cost was allocated to the estimated fair values of the assets received and liabilities assumed. Results of Bradley's operations have been included in the accompanying consolidated financial statements from the acquisition date.

Dispositions

        On March 21, 2002, the Company completed the sale of the Flower Hill building located in Roslyn, New York, one of its office buildings, for $4.2 million, resulting in a net gain on sale of $1.4 million. The Flower Hill building was classified as held for sale at December 31, 2001.

        On September 20, 2002, the Company completed the sale of its only ground-up development property located in Mishawaka, Indiana for $5.7 million, resulting in a net gain on sale of $1.6 million. There were no clearly distinguishable operations and cash flows from this development entity prior to the sale. Therefore, the gain on sale of this property is included as a component of income before discontinued operations.

        On September 24, 2002, the Company completed the sale of one of its single-tenant properties for $0.5 million, resulting in a net gain on sale of $0.4 million. The operations of this property, combined with the operations of the remaining single tenant properties, were reported as income from discontinued operations in 2002, and their respective 2001 and 2000 results of operations were reclassified to income from discontinued operations.

        During the year ended December 31, 2001, the Company sold a shopping center acquired from Bradley and two office buildings at an aggregate sales price of $18.3 million, resulting in an aggregate net gain on sale of $1.8 million. In addition, the Company sold two single-tenant properties for an aggregate sales price of $5.0 million, resulting in an aggregate net gain on sale of $2.3 million.

        During the year ended December 31, 2000, the Company sold two single-tenant properties for an aggregate sales price of $3.7 million, resulting in an aggregate net gain on sale of $1.8 million.

4.    Supplemental Cash Flow Information

        During 2002, 2001 and 2000, interest paid was $70.7 million, $85.0 million, and $27.8 million, respectively, and net state income and franchise tax payments were $0.1 million, $0.7 million, and $0.5 million, respectively.

        During 2002, the Company assumed $95.1 million of existing debt in connection with the acquisition of seven shopping centers. In addition, the Company issued exchangeable limited partnership units with a fair value of $7.9 million in connection with the acquisition of four shopping centers. Included in accrued expenses and other liabilities at December 31, 2002 are accrued expenditures for real estate investments of $3.7 million and accrued expenses of $0.1 million for the issuance of common stock.

        During 2001, the Company assumed $14.9 million of existing debt in connection with the acquisition of a shopping center. Included in accrued expenses and other liabilities at December 31, 2001 are accrued expenditures for real estate investments of $2.7 million and accrued expenses of $0.8 million for the issuance of common stock.

        In 2000, in connection with the acquisition of Bradley, the Company assumed net operating liabilities of $20 million and $364 million of outstanding debt. Included in accrued expenses and other liabilities at December 31, 2000 are accrued expenditures for real estate investments of $0.3 million.

        Only the cash portion of the above transactions is reflected in the accompanying consolidated statements of cash flows.

5.    Operating Leases

        Scheduled future minimum rental payments to be received under the Company's non-cancelable operating leases are as follows at December 31, 2002 (in thousands):

Year Ending December 31	Amount
2003	$214,674
2004	196,858
2005	172,285
2006	147,952
2007	127,585
Thereafter	634,615

Total minimum future rentals	$1,493,969

6.    Minority Interests

Series B and C Preferred Units

        The Bradley OP has outstanding 2,000,000 units of 8.875% Series B Cumulative Redeemable Perpetual Preferred Units and 1,000,000 units of 8.875% Series C Cumulative Redeemable Perpetual Preferred Units (together, the "Series B and C Preferred Units"). The Series B and C Preferred Units were issued during 1999 to investors at a price of $25.00 per unit. The Series B and C Preferred Units are callable by the Bradley OP after five years from the date of issuance at a redemption price equal to the redeemed holder's capital account plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. In lieu of cash, the Bradley OP may elect to deliver shares of 8.875% Series B or C Cumulative Redeemable Perpetual Preferred Stock, as appropriate, of the Company, on a one-for-one basis, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. Holders of the Series B and C Preferred Units have the right to exchange their Series B and C Preferred Units for shares of Series B and C Preferred Shares on a one-for-one basis after ten years from the original date of issuance, subject to certain limitations. Income is allocated to the Series B and C Preferred Units, which have been reported as minority interests in the accompanying financial statements, in amounts equal to the distributions or dividends thereon.

Exchangeable Limited Partnership Units

        Exchangeable limited partnership units consist of 340,270 Bradley OP Units ("OP Units") not owned by the Company. The holders of these Units may present such OP Units to Bradley OP for redemption at any time (subject to certain restrictions with particular holders). Upon presentation of an OP Unit, the Bradley OP must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company ("Common Stock"), except that the Company may, at its election, in lieu of a cash redemption, acquire such OP Unit for one share of Common Stock. One share of common stock is generally the economic equivalent of the OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock.

Other Minority Interests

        The Company also assumed other minority interests in its acquisition of Bradley that participate in earnings based on terms specified in their partnership agreements. These minority interests amounted to $2.4 million at December 31, 2002 and 2001.

7.    Debt

Mortgage Loans Payable

        Mortgage loans consist of various non-recourse issues collateralized by 63 real estate investments with an aggregate net carrying value of $869.7 million at December 31, 2002. The loans require monthly payments of principal and interest through 2020 at interest rates ranging from 3.38% to 10.13% and have a weighted average effective interest rate of 7.76% at December 31, 2002. The loans are generally subject to prepayment penalties.

        Mortgage loans payable consisted of the following at December 31 (in thousands):

Property	Effective Interest Rate	Maturity	2002	2001
Fox River Plaza	7.76%	April 2002	$—	$4,836
Edgewood Shopping Center	9.08%	June 2002	—	6,384
Moorland Square	8.99%	November 2002	—	3,239
Kimberly West(1)	7.88%	January 2003	3,519	3,625
Martin's Bittersweet Plaza	8.88%	June 2003	2,975	3,142
Miracle Hills Park	8.28%	August 2004	3,672	3,744
The Commons of Chancellor Park	8.48%	November 2004	12,745	13,086
Franklin Square	9.00%	June 2005	14,418	14,783
Williamson Square	8.00%	August 2005	11,479	11,765
Riverchase Village Shopping Center	7.62%	September 2005	10,361	10,627
Spring Mall	9.39%	October 2006	8,350	8,441
Southport Center	6.94%	July 2007	10,000	7,843
Innes Street Market	7.63%	October 2007	13,458	13,738
Southgate Shopping Center	8.38%	October 2007	2,589	2,674
Salem Consumer Square	10.13%	September 2008	11,101	11,449
St. Francis Plaza	8.13%	December 2008	1,204	1,354
8 shopping centers, cross collateralized	7.83%	December 2009	82,864	84,213
Montgomery Commons(2)	6.38%	January 2010	8,872	—
Warminster Towne Center(3)	6.01%	February 2010	22,922	—
545 Boylston Street and William J. McCarthy Building	8.26%	October 2010	35,942	36,454
29 shopping centers, cross collateralized	7.88%	October 2010	239,906	241,881
Bedford Grove	7.86%	March 2012	4,826	—
Berkshire Crossing	3.38%	November 2012	15,661	—
Grand Traverse Crossing	7.42%	January 2013	13,938	—
Salmon Run(4)	8.10%	September 2013	5,533	—
Elk Park Center	7.64%	August 2016	8,775	9,011
Grand Traverse Crossing—Wal-Mart	7.75%	October 2016	5,455	—
Montgomery Towne Center	8.50%	March 2019	7,716	—
Bedford Grove—Wal-Mart	7.63%	November 2019	4,339	—
Berkshire Crossing—Home Depot/Wal-Mart	7.63%	March 2020	7,043	—

Total mortgage loans payable			$569,663	$492,289

(1)
This loan was repaid in full on January 3, 2003.

(2)
The principal amount and interest rate shown have been adjusted to reflect the estimated fair value of the note as of the date the property was acquired. The stated principal balance at December 31, 2002 was $7,933 and the interest rate was 8.48%.

(3)
The principal amount and interest rate shown have been adjusted to reflect the estimated fair value of the note as of the date the property was acquired. The stated principal balance at December 31, 2002 was $20,306 and the interest rate was 8.24%.

(4)
The principal amount and interest rate shown have been adjusted to reflect the estimated fair value of the note as of the date the property was acquired. The stated principal balance at December 31, 2002 was $5,217 and the interest rate was 8.95%.

Unsecured Notes Payable

        In its acquisition of Bradley in September 2000, Heritage assumed unsecured notes payable consisting of a $100 million 7% fixed-rate issue maturing on November 15, 2004; $100 million, 7.2% fixed-rate issue maturing on January 15, 2008; and $2.0 million of other debt. The amount of unsecured notes payable outstanding at December 31, 2002 and 2001 was $201.5 million.

Line of Credit Facility

        On April 29, 2002, the Company entered into a new $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. This line of credit replaced the Company's prior $425 million senior unsecured credit facility, which was repaid with proceeds from the IPO. The prior line of credit consisted of a $275 million revolving line of credit and a $150 million term loan and bore interest at a variable rate based on LIBOR and had a maturity date of September 18, 2003. The Company's two operating partnerships are the borrowers under this new line of credit, and Heritage and certain of Heritage's other subsidiaries have guaranteed this line of credit. This line of credit is being used principally to fund growth opportunities and for working capital purposes. At December 31, 2002, $234 million was outstanding under the line of credit.

        This line of credit bears interest at either the lender's base rate or a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon the Company's debt rating, and requires monthly payments of interest. The variable rate in effect at December 31, 2002, including the lender's margin of 105 basis points, and borrowings outstanding at the base rate, was 2.62%. In addition, this line of credit has a facility fee based on the amount committed ranging from 15 basis points to 25 basis points, depending upon the Company's debt rating, and requires quarterly payments.

        This line of credit requires the Company to maintain specific financial ratios and restricts the incurrence of indebtedness and the making of investments. This line of credit also, except under some circumstances, including as necessary to maintain the Company's status as a REIT, limits the Company's ability to make distributions in excess of 90% of annual funds from operations, as defined.

        Upon entering into this new line of credit and repayment of the prior senior unsecured credit facility, the Company wrote off unamortized deferred financing costs and recognized a loss of $4.2 million on this transaction.

Subordinated Debt

        In September 2000, Heritage entered into a $100 million term credit agreement (the "Subdebt"), which was subordinated in right of payment to the line of credit. The Subdebt was scheduled to mature on March 18, 2004 and bore interest at a variable rate based on LIBOR. The Subdebt contained covenants that, among other things, required the Company to maintain certain financial ratios. In addition, the Subdebt contained provisions that required repayment of the Subdebt upon full repayment of the line of credit or upon receipt of aggregate equity proceeds in excess of $250,000.

        On April 30, 2001, the Company modified the interest rate terms under the Subdebt. This modification resulted in the leader's margin being reduced from its originally scheduled 6% and 8%

increasing-rate levels to 5% for the remaining term of the Subdebt. The Company determined that this modification did not result in an early extinguishment of debt. The fees incurred to modify the terms of the Subdebt were $1.8 million and were being amortized over the remaining term of the debt.

        The Company used $100 million of the net proceeds from the IPO to repay in full the Subdebt outstanding. In connection with the full repayment, the Company wrote off unamortized deferred financing costs and recognized a loss of $2.5 million.

Scheduled Principal Repayments

        Scheduled principal repayments on aggregate outstanding debt at December 31, 2002 are as follows (in thousands):

Year Ending December 31	Amount
2003	$15,850
2004	125,521
2005	277,476
2006	19,509
2007	34,124
Thereafter	528,802

Total due(1)	$1,001,282

(1)
The aggregate principal repayment amount of $1,001,282 does not reflect the unamortized adjustment of $3,871 to increase the carrying amount to fair value for three mortgages assumed during the year ended December 31, 2002.

8.    Related Party Transactions

Transactions with NETT

        Preferred and common distributions paid to NETT in 2002, 2001 and 2000 were $47.7 million, $38.0 million and $36.0 million, respectively. At December 31, 2002 and 2001, distributions payable to NETT were $9.5 million and $9.8 million, respectively.

        Included in accounts payable, accrued expenses and other liabilities at December 31, 2002 and 2001 is $0.7 million and $1.1 million, respectively, that is due to NETT. These amounts represent standard post closing adjustments related to the contribution of the real estate investments and related assets and liabilities to the Company.

        The Company signed a transitional servicing agreement whereby the Company provided management and collection services for the benefit of NETT and was compensated for such services. This agreement was terminated in September 2000. The Company earned $0.2 million in connection with the transitional servicing agreement during the year ended December 31, 2000 prior to termination.

        In connection with the formation of Heritage, environmental studies were not completed for all of the contributed properties. NETT has agreed to indemnify the Company for environmental costs up to

$50 million. The environmental costs include completing environmental studies and any required remediation.

        The Company and NETT have 6% and 94% interests, respectively, in an office building development project located in Boston, Massachusetts. The Company has accounted for its interest using the cost method and has expended nothing on the project to date.

Transactions with Prudential

        Preferred and common distributions paid to Prudential in 2002, 2001 and 2000 were $11.6 million, $8.6 million and $1.9 million, respectively. At December 31, 2002 and 2001, distributions payable to Prudential were $2.6 million and $2.2 million, respectively.

        Prudential received advisory and other fees totaling $3.4 million in connection with the IPO, which have been included as equity issuance costs. These fees were incurred in the second quarter of 2002. Upon completion of the IPO and payment of these fees, the Company's advisory arrangements with Prudential were terminated.

        On April 30, 2001, in conjunction with the modification of its now repaid $100 million subordinated debt, the Company used the proceeds of a $50 million loan from a lender to repay the $50 million of subordinated debt previously held by Prudential. Interest expense paid to Prudential for this issue during the years ended December 31, 2001 and 2000 was $2.0 million and $1.5 million, respectively.

        Prudential provided financing services to Heritage in connection with the Bradley acquisition and received fees totaling $6.9 million. These costs have been capitalized as deferred financing costs and will be amortized over the lives of the related debt issues. In addition, Heritage paid Prudential $2.1 million of equity issuance costs in connection with Prudential's $100 million purchase of common and Series A Preferred stock shares in 2000. This amount has been charged against additional paid-in capital. Prudential also provided advisory services to Heritage in connection with the Bradley acquisition and received fees totaling $3.7 million, which were capitalized as an acquisition cost of the Bradley real estate investments. All of these costs were paid by Heritage in 2000.

        In connection with its purchases of common stock and Series A Preferred Stock, Prudential received warrants to acquire shares of the Company's common stock at an exercise price of $25.00 per share, which was assumed to be equal to the fair value of the stock at the date the warrants were issued. On July 9, 1999, 75,000 of the warrants were issued with an expiration date of July 13, 2003, and on September 18, 2000, 300,000 warrants were issued with an expiration date of September 18, 2004. The warrants had an estimated fair value at issuance of $0.2 million and $0.9 million, respectively, and such amounts were recorded as additional paid-in capital.

        A portion of redeemable equity, representing costs associated with prior equity transactions with Prudential, is reclassified as a charge to earnings for each quarter over the redemption period. This charge, which is recorded as accretion of redeemable equity in the accompanying consolidated statements of income, amounted to $0.3 million, $1.0 million and $0.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. As a result of the IPO, all redeemable equity outstanding converted automatically into shares of the Company's common stock on a one for one basis.

9.    Segment Reporting

        The Company predominantly operates in one industry segment—real estate ownership and management of retail properties. As of December 31, 2002 and 2001, the Company owned 152 and 142 community and neighborhood shopping centers, respectively. Management reviews operating and financial data for each property separately and independently from all other properties when making resource allocation decisions and measuring performance. The Company defines operating segments as individual properties with no segment representing more than 10% or more of rental revenue.

10.    Earnings Per Share

        Earnings per common share ("EPS") has been computed pursuant to the provisions of SFAS No. 128. For the years ended December 31, 2002, 2001, and 2000, preferred stock distributions of $14.3 million, $43.3 million, and $38.4 million, respectively, and the effect of the assumed conversion of convertible preferred stock and exchangeable minority interests outstanding into shares of common stock at the beginning of each year were not included in the computation of diluted loss per common share because the impact on basic loss per common share was anti-dilutive. At December 31, 2002, 2001, and 2000, options and warrants to purchase 2,415,527, 1,376,500 and 1,082,000 shares, respectively, of common stock at $25.00 per share were outstanding but were not included in the computation of diluted loss per common share because their exercise price was not below the fair value of the common shares and would therefore not dilute basic loss per common share.

11.    Stock-Based Compensation

Overview

        SFAS No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123") establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. SFAS No. 123 defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value-based method of accounting prescribed by Accounting Principles Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion No. 25"), and to make pro-forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 were applied. The Company uses Opinion No. 25 and related Interpretations to measure compensation costs for its stock-based plans.

        The Company's 2000 Equity Incentive Plan (the "Plan"), as amended, authorizes options and other stock-based compensation awards to be granted to employees for up to 3,600,000 shares of common and/or preferred stock. A committee of the Board of Directors administers the Plan and is responsible for selecting persons eligible for awards and for determining the term and duration of any award.

Stock Options

        Pursuant to the Plan, the Company periodically grants options to purchase shares of common stock at an exercise price equal to the estimated per-share fair value of the Company's common stock. The options vest over periods ranging from three to five years and have an expiration of ten years from the grant date.

        Upon completion of the Company's initial public offering, the vesting of all stock options previously granted to employees (other than 430,000 options granted in April 2002) accelerated.

A summary of option transactions during the periods covered by these consolidated financial statements is as follows:

	Shares	Weighted Average Exercise price per share
Outstanding at January 1, 2000	—	$—
Granted	708,000	25.00
Cancelled	(1,000)	25.00
Exercised	—	—

Outstanding at December 31, 2000	707,000	25.00
Granted	420,750	25.00
Cancelled	(126,250)	25.00
Exercised	—	—

Outstanding at December 31, 2001	1,001,500	25.00
Granted	1,096,362	24.99
Cancelled	(46,125)	25.00
Exercised	—	—

Outstanding at December 31, 2002	2,051,727	$24.99

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/02	Weighted- Average Exercise Price
$23.95 - $25.00	2,051,727	8.36	$24.99	1,574,727	$25.00

        The Company has estimated the fair value of options granted prior to September 7, 2001 (the initial filing of the Company's Registration Statement) using the minimum value method, which SFAS No. 123 indicates may be used by nonpublic companies and which excludes the expected volatility of the Company's stock. The Company applied this method incorporating the following weighted-average assumptions: dividend yield of 8.25%; risk-free interest rate of 5%; expected life of 4 years; and no expected volatility. Had compensation cost for these options been determined in accordance with SFAS No. 123, the Company's net income and basic and diluted loss per common share would have been unchanged from reported amounts for the years ended December 31, 2001 and 2000. There were no stock options granted between September 7, 2001 and December 31, 2001.

        In addition to the 1,096,352 options granted during the year ended December 31, 2002, the Company is contractually obligated as of December 31, 2002 to issue an additional 140,000 options to a certain employee based on the Company's 2002 performance. For purposes of the pro forma amounts below, the Company recognizes compensation expense over the performance and vesting periods. The per-share weighted-average fair value of the 1,096,352 options issued and 140,000 options accrued during the year ended December 31, 2002 was $1.39. The per-share fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	8.4%
Expected life of option	6 years
Risk-free interest rate	3%
Expected stock price volatility	20%

        The compensation cost under SFAS 123 for the stock performance-based plan would have been $0.4 million for the year ended December 31, 2002. Had compensation cost for the Company's grants under stock-based compensation plans been determined consistent with SFAS 123, the Company's net loss, and net loss per common share for 2002, 2001 and 2000 would approximate the pro forma amounts below (in thousands, except per-share data):

	Year Ended December 31,
	2002	2001	2000
Net loss attributable to common shareholders	$(590)	$(32,104)	$(14,637)
Net loss per common share—basic	$(0.02)	$(4.71)	$(2.40)
Net loss per common share—diluted	$(0.02)	$(4.71)	$(2.40)

        The effects of applying SFAS 123 in the pro-forma disclosure are not indicative of future amounts and anticipated awards.

        On March 3, 2003, pursuant to the Plan, the Company granted 653,700 stock options at an exercise price of $24.36 per share. The options vest at a rate of one-third per year on the anniversary of the grant date and have a duration of ten years.

Restricted Shares

        In July 2002, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company. The Company issued 155,000 shares in July 2002 based on a fair market value per share of $23.65 on the grant date. These shares are subject to risk of forfeiture and transfer restrictions, which terminate on March 1, 2003, based on the continued employment of these individuals with the Company through that date. During the year ended December 31, 2002, the Company recognized $2.6 million of compensation expense related to these shares. The unamortized compensation expense of $1.0 million is included as unearned compensation on the accompanying balance sheet and will be amortized over the remaining vesting period.

        In addition, on March 3, 2003, the Company issued 155,000 shares based on a value of $24.36 per share. These shares are subject to risk of forfeiture and transfer restrictions, which terminate on March 3, 2004.

        During the years ended December 31, 2001 and 2000, the Company granted shares of restricted stock with no performance-based conditions and no exercise price to certain employees. Grantees immediately receive distributions and voting rights on shares granted, and the shares vest over periods ranging up to five years. Compensation expense is recognized over the vesting periods. During the years ended December 31, 2001 and 2000, compensation expense recognized was $1.5 million and $0.4 million, respectively, based on a fair value per share of $25.00 at each of the grant dates.

        Upon completion of the IPO in the second quarter, all contractual restrictions on transfer and forfeiture provisions that existed on restricted shares previously granted to members of senior management and other key employees terminated. As a result, the Company incurred compensation expense, including the reimbursement of a portion of the taxes paid by two employees, of $6.8 million on the restricted shares, which is comprised of $4.3 million of stock compensation expense and $2.5 million for the reimbursement of a portion of such taxes.

        Following is a table summarizing restricted stock activity during the years ended December 31:

	2002	2001	2000
Unvested shares outstanding at beginning of year	84,111	60,000	—
Shares issued	263,565	84,497	75,000
Shares forfeited	—	(1,830)	—
Shares vested	(192,676)	(58,556)	(15,000)

Unvested shares outstanding at end of year	155,000	84,111	60,000

        During the year ended December 31, 2002, the Company accrued $1.1 million of compensation expense, including the reimbursement of a portion of the taxes to be paid by one employee, related to approximately 120,000 shares of restricted stock that were issued by the Company on March 3, 2003 for 2002 performance. The Company recognizes compensation expense with respect to performance-based stock grants ratably over the performance and vesting periods.

12.    Commitments and Contingencies

Retirement Savings Plan

        Effective in January 2000, the Company began to offer its employees a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code. Under the Plan, the Company provides matching contributions. These matching contributions are currently equal to 100% of the employee's contribution up to 3% of the employee's compensation, and 50% of the employee's contribution in excess of 3% and up to 5% of the employee's compensation. These employer contributions aggregated $0.3 million, $0.2 million, and $0.1 million in 2002, 2001 and 2000, respectively, and vested immediately.

        Effective in January 2000, the Company adopted a non-qualified executive retirement plan ("SERP"). Benefits payable under the SERP are based upon a percentage of each participant's average annual compensation, including base salary and bonus for the three calendar years of the last ten years of employment which produce the highest average amount. Benefits earned under the SERP vest over varying periods ranging from eight to ten years. Participants may begin to receive payments under the SERP following either their 60th or 65th birthday depending on the terms of their individual agreement. Benefits under the SERP will terminate upon the participant's death. The Company has accrued a liability pursuant to the SERP of $2.9 million and $1.6 million, at December 31, 2002 and 2001, respectively.

Legal and Other Matters

        The Company is subject to legal and other claims incurred in the normal course of business. Based on its review and consultation with counsel of such matters known to exist, management does not believe that the ultimate outcome of these claims would materially affect the Company's financial position or results of operations.

13.    Derivative and Hedging Activities

        On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure such instruments at fair value. Fair value adjustments affect either other comprehensive income (a component of shareholders' equity) or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

        The Company uses certain derivative financial instruments to manage, or hedge, interest rate risks related to its borrowings, from lines of credit to medium-and long-term financings. The Company requires that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. Instruments that meet the hedging criteria are formally designated as hedges at the inception of the derivative contract. The Company does not use derivatives for trading or speculative purposes and only enters into contracts with major financial institutions based on their credit rating and other factors. To determine the fair values of its derivative instruments, the Company uses methods and assumptions based on market conditions and risks existing at each balance sheet date. Such methods incorporate standard market conventions and techniques such as discounted cash flow analysis and option pricing models to determine fair value. All methods of estimating fair value result in general approximation of value, and such value may or may not actually be realized.

        The Company had no derivatives at December 31, 2002. The Company's only derivative at December 31, 2001 was an interest rate "collar" entered into pursuant to and as a condition of the Company's prior line of credit facility. This collar limited the variable interest rate range on the entire $150 million term loan under the prior line of credit to a floor of 6% and a cap of 8.5% through September 18, 2003, the date of maturity of the prior line of credit. The derivative was classified as a cash flow hedge and the fair value of the derivative was included in accrued expenses and other liabilities in the accompanying consolidated balance sheet as of December 31, 2001. For purposes of determining hedge effectiveness, the Company excludes the time value element of the collar. As of January 1, 2001, the adoption of SFAS No. 133 resulted in the recognition of a loss of $2.5 million, which is reported as a cumulative transition adjustment to accumulated other comprehensive loss (a component of changes in shareholders' equity). The net increase in the fair value of the liability for the collar during the year ended December 31, 2001 was $5.3 million, which resulted from a net gain recognized in income during the year ended December 31, 2001 of $1.0 million (representing the time value component of the collar excluded from the assessment of hedge effectiveness), a net loss of $6.3 million charged to accumulated other comprehensive loss.

        Interest expense attributable to the collar and recognized in earnings in 2002 and 2001 was $2.1 million and $3.0 million, respectively.

        On April 29, 2002, the Company entered into a $350 million unsecured line of credit with a group of lenders and Fleet National Bank, as agent. This new line of credit replaced the Company's prior $425 million senior unsecured credit facility. Upon entering into this new line of credit, the Company paid $6.8 million to terminate the interest rate collar that was then in place with respect to the $150 million term loan under the prior senior unsecured credit facility. As a result of this termination, the Company reclassified $7.6 million of accumulated other comprehensive loss, a component of shareholders' equity, to earnings during the year ended December 31, 2002.

14.    Supplementary Quarterly Data (unaudited)

        The tables below reflect the Company's selected quarterly information for the years ended December 31, 2002 and 2001. Certain 2002 and 2001 amounts have been reclassified to conform to the current presentation of discontinued operations (in thousands, except per-share data):

	Quarter ended
	March 31	June 30	September 30	December 31
2002
Revenue from rentals and recoveries	$66,469	$69,301	$70,167	$71,994
Net income (loss)	4,923	(11,207)	11,661	9,066
Net (loss) income attributable to common shareholders	(6,176)	(14,738)	11,661	9,066
Basic and diluted net (loss) income per common share *	(0.90)	(0.48)	0.28	0.22
	Quarter ended
	March 31	June 30	September 30	December 31
2001
Revenue from rentals and recoveries	$65,179	$63,602	$61,289	$65,138
Net income	5,230	2,931	1,104	2,971
Net loss attributable to common shareholders	(5,827)	(8,243)	(9,950)	(8,084)
Basic and diluted net loss per common share	(0.85)	(1.21)	(1.46)	(1.19)

*
(Loss) income per common share is computed independently for each of the quarters presented, which when added together do not equal loss per common share for the year.

15.    Pro-Forma Financial Information (unaudited)

      The following pro-forma financial information for the year ended December 31, 2000 is presented as if the September 18, 2000 acquisition of Bradley Real Estate, Inc. had occurred at January 1, 2000. The pro-forma information is based upon historical information and does not purport to present what actual results would have been had such transaction occurred at January 1, 2000 or to project results for any future period (in thousands, except per-share data).

Total revenues	$252,666
Net income	14,459
Net loss attributable to common shareholders	(29,454)
Basic loss per share	$(4.32)
Diluted loss per share	$(4.32)

16.    Subsequent Events—Acquisitions and Dispositions

        On January 23, 2003, the Company acquired a 442,000 square foot community shopping center, of which we acquired 181,000 square feet, located in Christiansburg, VA known as Spradlin Farm. The acquisition price for Spradlin Farm was $23.6 million and was funded with borrowings under the Company's line of credit.

        During the first quarter of 2003 the Company completed the disposition of its ten remaining single-tenant properties classified as held for sale at December 31, 2002. The Company received proceeds of $2.4 million, resulting in a net gain on sale of $0.8 million.

17.    Newly Issued Accounting Standards

SFAS No. 145

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS No. 145"). SFAS No. 145 eliminates the requirement that all gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item. However, a company could continue to classify transactions as extraordinary items if they meet the criteria described in APB No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"). APB 30 requires that the event or transaction be both unusual in nature and infrequent in occurrence.

        SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. However, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria of APB 30 shall be reclassified. The Company adopted SFAS No. 145 effective January 1, 2003. In order to make all future financial statements consistent with this standard, the Company has revised the accompanying historical consolidated financial statements. Accordingly, the Company has reclassified the previously reported extraordinary loss associated with the prepayment of debt of its prior senior unsecured credit facility and subordinated debt incurred in the second quarter of 2002 to an item from continuing operations.

SFAS No. 146

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability and is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect this pronouncement to have a material impact on its liquidity, financial position, or results of operations.

FIN 45

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Indirect Guarantees of Indebtedness of Others ("FIN 45"). This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to guarantees. In general FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. The disclosure requirements of FIN 45 are effective as of December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The Company adopted the disclosure requirements of FIN 45 and concluded no additional disclosure was necessary. The Company will adopt the recognition requirements of FIN 45 in 2003 and does not expect these recognition requirements will have a material impact on the results of its operations, financial position, or liquidity.

FIN 46

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interest in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The Company does not believe the adoption of the interpretation will have a material impact on the results of its operations, financial position, or liquidity.

SCHEDULE III

HERITAGE PROPERTY INVESTMENT TRUST, INC.

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(In thousands)

        The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Company at December 31, 2002.

			Initial Cost to the Company			Gross Amount Carried at December 31, 2002
Property Name and Location	Encumbrances		Land and Improvements	Buildings and Improvements	Capitalized Subsequent to Acquisition	Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired by Company	Lives on Which Depreciation is Computed
RETAIL SHOPPING CENTERS
ALABAMA
Montgomery Commons Montgomery, AL	$8,872		$2,527	$8,459	$—	$2,527	$8,459	$10,986	$—	2002	15 - 39
Mongtomery Towne Center Montgomery, AL	7,716		4,307	14,421	1	4,307	14,422	18,729	346	2002	15 - 39
Riverchase Village Shopping Center Hoover, AL	10,361		4,094	13,718	411	4,094	14,129	18,223	2,072	1999	5 - 39
CONNECTICUT
Torrington Plaza Torrington, CT	239,906	(1)	2,548	8,538	230	2,548	8,768	11,316	1,295	1999	2 - 39
FLORIDA
Barton Commons Rockledge, FL		(1)	1,652	5,546	324	1,652	5,870	7,522	824	1999	5 - 39
Naples Shopping Center Naples, FL	82,864	(2)	4,783	16,029	238	4,784	16,266	21,050	2,325	1999	5 - 39
Park Shore Shopping Center Naples, FL		(1)	3,099	10,391	954	3,099	11,345	14,444	1,684	1999	5 - 39
Shoppers Haven Shopping Center Pompano Beach, FL	—		3,286	10,933	1,915	3,303	12,831	16,134	1,740	1999	4 - 39
Venetian Isle Shopping Center Lighthouse Point, FL		(1)	3,605	12,084	238	3,606	12,321	15,927	1,762	1999	4 - 39
GEORGIA
Shenandoah Plaza Newnan, GA	—		1,352	4,530	—	1,352	4,530	5,882	432	2000	10 - 39
ILLINOIS
Bartonville Square Bartonville, IL	—		572	1,914	225	572	2,139	2,711	189	2000	10 - 39
Butterfield Square Libertyville, IL	—		3,328	11,139	150	3,344	11,273	14,617	1,073	2000	7 - 39
The Commons of Chicago Ridge Chicago Ridge, IL	—		9,254	30,982	1,894	9,273	32,857	42,130	3,295	2000	5 - 39

S-III-1

The Commons of Crystal Lake Crystal Lake, IL	—	7,193	24,079	393	7,193	24,472	31,665	2,329	2000	4 - 39
Crossroads Centre Fairview Heights, IL	—	3,614	12,099	191	3,680	12,224	15,904	1,163	2000	10 - 39
Fairhills Shopping Center Springfield, IL	—	1,369	4,583	15	1,369	4,598	5,967	439	2000	3 - 39
Heritage Square Naperville, IL	—	5,554	18,593	611	5,554	19,204	24,758	1,830	2000	5 - 39
High Point Centre Lombard, IL	—	5,621	18,817	247	5,659	19,026	24,685	1,797	2000	10 - 39
Parkway Pointe Springfield, IL	—	1,059	3,546	—	1,059	3,546	4,605	338	2000	10 - 39
Rivercrest Crestwood, IL	—	10,043	33,620	125	10,043	33,745	43,788	3,220	2000	6 - 39
Rollins Crossing Round Lake Beach, IL	—	3,839	12,852	3	3,839	12,855	16,694	1,228	2000	4 - 39
Sangamon Center North Springfield, IL	—	2,450	8,204	132	2,450	8,336	10,786	790	2000	10 - 39
Sheridan Village Peoria, IL	—	5,293	17,716	1,206	5,425	18,790	24,215	1,713	2000	3 - 39
Sterling Bazaar Peoria, IL	—	1,619	5,419	99	1,718	5,419	7,137	522	2000	10 - 39
Twin Oaks Centre Silvis, IL	—	1,832	6,131	287	1,841	6,409	8,250	587	2000	10 - 39
Wardcliffe Shopping Center Peoria, IL	—	503	1,682	244	566	1,863	2,429	183	2000	5 - 39
Westview Center Hanover Park, IL	—	6,527	21,852	580	6,815	22,144	28,959	2,134	2000	5 - 39
INDIANA
Apple Glen Crossing Fort Wayne, IN	—	4,337	14,518	—	4,337	14,518	18,855	45	2002	15 - 39
County Line Mall Indianapolis, IN	—	4,616	15,451	68	4,616	15,519	20,135	1,483	2000	3 - 39
Double Tree Plaza Winfield, IN	—	1,404	4,703	80	1,420	4,767	6,187	455	2000	5 - 39

S-III-2

Germantown Shopping Center Jasper, IN	—	1,829	6,124	1,642	1,848	7,747	9,595	768	2000	3 - 39
King's Plaza Richmond, IN	—	983	3,290	498	1,111	3,660	4,771	373	2000	5 - 39
Lincoln Plaza New Haven, IN	—	1,241	4,155	134	1,241	4,289	5,530	429	2000	2 - 39
Martin's Bittersweet Plaza Mishawaka, IN	2,975	1,110	3,717	29	1,110	3,746	4,856	359	2000	5 - 39
Rivergate Shopping Center Shelbyville, IN	—	1,299	4,350	206	1,299	4,556	5,855	426	2000	10 - 39
Sagamore Park Centre West Lafayette, IN	—	1,768	5,919	439	1,768	6,358	8,126	583	2000	4 - 39
Speedway SuperCenter Indianapolis, IN	—	11,446	38,322	1,971	11,502	40,237	51,739	3,809	2000	2 - 39
The Village Gary, IN	—	2,649	8,871	2,024	2,649	10,895	13,544	895	2000	3 - 39
Washington Lawndale Commons Evansville, IN	—	4,757	15,924	592	4,831	16,442	21,273	1,603	2000	3 - 39
IOWA
Burlington Plaza West Burlington, IA	—	1,409	4,719	111	1,475	4,764	6,239	453	2000	4 - 39
Davenport Retail Center Davenport, IA	—	1,355	4,539	—	1,355	4,539	5,894	433	2000	10 - 39
Kimberly West Davenport, IA	3,519	1,380	4,623	62	1,391	4,674	6,065	449	2000	3 - 39
Parkwood Plaza Urbandale, IA	—	1,950	6,527	118	1,950	6,645	8,595	624	2000	10 - 39
Southgate Shopping Center Des Moines, IA	2,589	994	3,327	249	1,054	3,516	4,570	325	2000	7 - 39
Spring Village Davenport, IA	—	673	2,255	435	753	2,610	3,363	244	2000	3 - 39
Warren Plaza Dubuque, IA	—	1,439	4,818	83	1,523	4,817	6,340	460	2000	10 - 39
KANSAS
Mid State Plaza Salina, KS	—	1,718	5,752	845	2,243	6,072	8,315	600	2000	1 - 39

S-III-3

Santa Fe Square Olathe, KS	—		2,465	8,252	451	2,649	8,519	11,168	809	2000	5 - 39
Shawnee Parkway Plaza Shawnee, KS	—		1,176	3,936	207	1,298	4,021	5,319	415	2000	2 - 39
Village Plaza Manhattan, KS	—		497	1,664	13	499	1,675	2,174	137	2001	10 - 39
Westchester Square Lenexa, KS	—		3,128	10,473	381	3,256	10,726	13,982	1,055	2000	4 - 39
West Loop Shopping Center Manhattan, KS	—		3,285	10,997	272	3,388	11,166	14,554	1,066	2000	3 - 39
KENTUCKY
Camelot Shopping Center Louisville, KY	—		1,659	6,198	37	1,659	6,235	7,894	543	2000	2 - 39
Dixie Plaza Louisville, KY	—		719	2,406	15	719	2,421	3,140	233	2000	5 - 39
Midtown Mall Ashland, KY	—		1,924	6,444	301	1,924	6,745	8,669	663	2000	3 - 39
Plainview Village Center Louisville, KY	—		2,701	9,044	700	2,727	9,718	12,445	901	2000	5 - 39
Stony Brook Louisville, KY	—		3,319	11,110	158	3,364	11,223	14,587	1,082	2000	3 - 39
MAINE
Pine Tree Shopping Center Portland, ME		(1)	2,390	8,018	1,558	2,425	9,541	11,966	1,313	1999	5 - 39
MASSACHUSETTS
Berkshire Crossing Pittsfield, MA	22,704		6,964	23,313	93	6,964	23,406	30,370	509	2002	15 - 39
Lynn Market Place Lynn, MA		(1)	1,340	4,490	463	1,340	4,953	6,293	654	1999	5 - 39
Watertower Plaza Leominster, MA		(1)	6,669	22,350	4,227	6,673	26,573	33,246	4,039	1999	4 - 39
Westgate Plaza Westfield, MA		(1)	2,062	6,911	25	2,079	6,919	8,998	964	1999	5 - 39
MICHIGAN
Cherry Hill Marketplace Westland, MI	—		2,639	4,113	6,268	2,639	10,381	13,020	895	2000	4 - 39

S-III-4

Grand Traverse Crossing Traverse City, MI	19,393	5,375	17,993	62	5,375	18,055	23,430	393	2002	15 - 39
The Courtyard Burton, MI	—	2,039	6,831	34	2,040	6,864	8,904	666	2000	5 - 39
Redford Plaza Redford, MI	—	5,520	18,482	275	5,520	18,757	24,277	1,809	2000	4 - 39
MINNESOTA
Austin Town Center Austin, MN	—	2,096	7,015	116	2,096	7,131	9,227	699	2000	3 - 39
Brookdale Square Brooklyn Center, MN	—	2,191	7,335	539	2,191	7,874	10,065	710	2000	3 - 39
Burning Tree Plaza Duluth, MN	—	3,355	11,230	152	3,355	11,382	14,737	1,101	2000	3 - 39
Central Valu Center Columbia Heights, MN	—	2,144	7,176	8	2,144	7,184	9,328	688	2000	3 - 39
Division Place St. Cloud, MN	—	2,614	8,751	159	2,638	8,886	11,524	509	2001	10 - 39
Elk Park Center Elk River, MN	8,775	4,440	14,866	308	4,446	15,168	19,614	1,478	2000	3 - 39
Har Mar Mall Roseville, MN	—	10,281	34,418	2,201	10,322	36,578	46,900	3,451	2000	3 - 39
Hub West / Richfield Hub Richfield, MN	—	3,269	10,948	450	3,270	11,397	14,667	1,060	2000	9 - 39
Marketplace at 42 Savage, MN	—	5,070	16,973	246	5,093	17,196	22,289	1,657	2000	4 - 39
Roseville Center Roseville, MN	—	1,571	5,257	468	1,571	5,725	7,296	526	2000	2 - 39
Southport Centre Apple Valley, MN	10,000	3,915	13,106	57	3,915	13,163	17,078	1,250	2000	10 - 39
Sun Ray Shopping Center St. Paul, MN	—	4,669	15,628	733	4,690	16,340	21,030	1,517	2000	2 - 39
Ten Acres Center West St. Paul, MN	—	2,368	7,930	574	2,344	8,528	10,872	810	2000	4 - 39
Terrace Mall Robbinsdale, MN	—	2,030	6,799	54	2,030	6,853	8,883	665	2000	4 - 39
Westwind Plaza Minnetonka, MN	—	2,511	8,409	1,040	2,676	9,284	11,960	845	2000	9 - 39
White Bear Hills White Bear Lake, MN	—	1,412	4,732	52	1,413	4,783	6,196	452	2000	5 - 39

S-III-5

MISSOURI
Ellisville Square Ellisville, MO	—		2,577	8,627	795	2,772	9,227	11,999	853	2000	9 - 39
Grandview Plaza Florissant, MO	—		3,555	11,902	502	3,700	12,259	15,959	1,142	2000	10 - 39
Hub Shopping Center Independence, MO	—		1,578	5,281	403	1,708	5,554	7,262	517	2000	2 - 39
Liberty Corners Liberty, MO	—		1,904	6,375	133	1,970	6,442	8,412	629	2000	3 - 39
Maplewood Square Maplewood, MO	—		1,080	3,616	67	1,080	3,683	4,763	365	2000	5 - 39
Marketplace at Independence Independence, MO	—		4,612	15,441	76	4,612	15,517	20,129	337	2002	15 - 39
Prospect Plaza Gladstone, MO	—		3,479	11,647	586	3,479	12,233	15,712	1,245	2000	4 - 39
Watts Mill Plaza Kansas City, MO	—		3,180	10,645	230	3,348	10,707	14,055	1,037	2000	5 - 39
NEBRASKA
Bishop Heights Lincoln, NE	—		318	1,062	36	345	1,071	1,416	103	2000	10 - 39
Cornhusker Plaza South Sioux City, NE	—		1,122	3,754	30	1,122	3,784	4,906	359	2000	5 - 39
Eastville Plaza Fremont, NE	—		1,137	3,805	30	1,137	3,835	4,972	363	2000	10 - 39
Edgewood Shopping Center Lincoln, NE	—		2,890	9,674	183	2,904	9,843	12,747	944	2000	3 - 39
The Meadows Lincoln, NE	—		1,037	3,471	24	1,037	3,495	4,532	333	2000	4 - 39
Miracle Hills Park Omaha, NE	3,672		1,739	5,824	107	1,761	5,909	7,670	577	2000	3 - 39
Stockyards Plaza Omaha, NE	—		2,122	7,102	33	2,155	7,102	9,257	705	2000	10 - 39
NEW HAMPSHIRE
Bedford Mall Bedford, NH	—		4,686	15,708	296	4,735	15,955	20,690	2,301	1999	3 - 39
Bedford Grove Bedford, NH	9,165		3,595	12,037	—	3,595	12,037	15,632	263	2002	15 - 39
Capitol Shopping Center Concord, NH		(2)	2,300	7,713	1,341	2,300	9,054	11,354	1,242	1999	10 - 39

S-III-6

Tri City Plaza Somersworth, NH		(2)	1,875	6,287	280	2,135	6,307	8,442	963	1999	5 - 39
NEW JERSEY
Cross Keys Commons Washington Township, NJ	—		7,823	26,189	437	7,829	26,620	34,449	818	2002	15 - 39
Morris Hills Shopping Center Parsippany, NJ		(1)	4,646	15,565	705	4,646	16,270	20,916	2,433	1999	10 - 39
NEW MEXICO
St. Francis Plaza Santa Fe, NM	1,204		891	2,989	2	893	2,989	3,882	297	2000	10 - 39
NEW YORK
College Plaza Selden, NY		(1)	3,093	10,367	45	3,093	10,412	13,505	1,488	1999	10 - 39
Dalewood I Shopping Center Hartsdale, NY		(1)	1,767	5,918	73	1,767	5,991	7,758	857	1999	10 - 39
Dalewood II Shopping Center Hartsdale, NY		(1)	3,780	12,661	2	3,780	12,663	16,443	1,812	1999	10 - 39
Dalewood III Shopping Center Hartsdale, NY		(1)	2,646	8,861	73	2,646	8,934	11,580	1,275	1999	5 - 39
Falcaro's Plaza Lawrence, NY		(1)	1,881	6,301	100	1,881	6,401	8,282	922	1999	10 - 39
Kings Park Shopping Center Kings Park, NY		(1)	1,839	6,160	84	1,839	6,244	8,083	892	1999	5 - 39
Nesconset Shopping Center Port Jefferson Station, NY		(1)	2,622	8,787	1,006	2,859	9,556	12,415	1,482	1999	3 - 39
Parkway Plaza Carle Place, NY		(1)	3,786	12,678	186	3,786	12,864	16,650	1,795	1999	5 - 39
Roanoke Plaza Riverhead, NY		(2)	1,653	5,541	267	1,653	5,808	7,461	847	1999	3 - 39
Rockville Centre Shopping Center Rockville Centre, NY		(1)	897	3,006	1,252	897	4,258	5,155	766	1999	9 - 39
Salmon Run Plaza Watertown, NY	5,533		2,096	7,015	—	2,096	7,015	9,111	148	2002	15 - 39
Suffolk Plaza East Setauket, NY		(1)	1,182	4,042	180	1,182	4,222	5,404	612	1999	10 - 39
Three Village Plaza East Setauket, NY		(1)	1,763	5,909	139	1,763	6,048	7,811	868	1999	9 - 39
Turnpike Plaza Huntington Station, NY		(2)	908	3,044	107	908	3,151	4,059	445	1999	10 - 39

S-III-7

NORTH CAROLINA
The Commons at Chancellor Park Charlotte, NC	12,745		4,922	16,502	87	4,922	16,589	21,511	2,366	1999	5 - 39
Crown Point Shopping Center Charlotte, NC		(1)	2,096	7,026	67	2,162	7,027	9,189	1,026	1999	10 - 39
Franklin Square Gastonia, NC	14,418		6,084	20,369	36	6,084	20,405	26,489	957	2001	5 - 39
Innes Street Market Salisbury, NC	13,458		6,158	20,615	4,774	6,019	25,528	31,547	4,167	1999	4 - 39
McMullen Creek Shopping Center Charlotte, NC		(1)	6,580	22,047	438	6,580	22,485	29,065	3,247	1999	1 - 39
New Centre Market Wilmington, NC		(2)	3,904	13,070	17	3,904	13,087	16,991	1,511	1999	5 - 39
River Ridge Marketplace Asheville, NC	—		2,805	9,388	249	2,805	9,637	12,442	803	2000	3 - 39
Tarrymore Square Raleigh, NC		(1)	4,891	16,392	186	4,891	16,578	21,469	2,405	1999	3 - 39
University Commons Wilmington, NC		(1)	4,370	14,646	585	4,370	15,231	19,601	2,242	1999	5 - 39
University Commons Greenville Greenville, NC		(2)	5,976	20,009	13	5,977	20,021	25,998	2,314	1999	5 - 39
Wendover Place Greensboro, NC		(2)	8,309	27,819	8,401	10,085	34,444	44,529	3,518	1999	3 - 39
OHIO
30th Street Plaza Canton, OH	—		3,071	10,279	15	3,071	10,294	13,365	983	2000	8 - 39
Clock Tower Plaza Lima, OH	—		3,409	11,409	230	3,533	11,515	15,048	1,124	2000	4 - 39
Salem Consumer Square Trotwood, OH	11,101		5,964	19,965	331	6,053	20,207	26,260	1,926	2000	3 - 39
PENNSYLVANIA
Boyertown Plaza Boyertown, PA		(1)	675	2,265	931	675	3,196	3,871	394	1999	5 - 39
Lehigh Shopping Center Bethlehem, PA		(1)	4,125	13,831	2,553	4,125	16,384	20,509	2,588	1999	5 - 39
Warminster Towne Center Warminster, PA	22,922		7,677	25,703	—	7,677	25,703	33,380	—	2002	15 - 39

S-III-8

SOUTH DAKOTA
Baken Park Rapid City, SD	—		3,119	10,440	705	3,119	11,145	14,264	1,128	2000	3 - 39
TENNESSEE
Oakwood Commons Hermitage, TN		(1)	3,740	12,542	152	3,740	12,694	16,434	1,812	1999	2 - 39
Watson Glen Shopping Center Franklin, TN		(1)	3,381	11,336	428	3,381	11,764	15,145	1,640	1999	3 - 39
Williamson Square Franklin, TN	11,479		4,779	15,994	1,290	4,777	17,286	22,063	1,649	2000	3 - 39
VERMONT
Rutland Plaza Rutland, VT		(1)	4,037	13,530	62	4,037	13,592	17,629	1,962	1999	5 - 39
WISCONSIN
Fairacres Shopping Center Oshkosh, WI	—		1,563	5,230	6	1,563	5,236	6,799	501	2000	4 - 39
Fitchburg Ridge Madison, WI	—		481	1,611	187	481	1,798	2,279	160	2000	5 - 39
Fox River Plaza Burlington, WI	—		1,654	5,536	151	1,654	5,687	7,341	552	2000	7 - 39
Garden Plaza Franklin, WI	—		1,088	3,642	53	1,088	3,695	4,783	356	2000	5 - 39
Madison Plaza Madison, WI	—		1,817	6,082	296	1,817	6,378	8,195	586	2000	3 - 39
Mequon Pavilions Mequon, WI	—		6,296	21,075	1,411	6,353	22,429	28,782	2,054	2000	2 - 39
Moorland Square New Berlin, WI	—		1,881	6,299	2	1,882	6,300	8,182	601	2000	10 - 39
Oak Creek Centre Oak Creek, WI	—		1,357	4,546	44	1,358	4,589	5,947	443	2000	5 - 39
Park Plaza Manitowoc, WI	—		1,586	5,305	213	1,693	5,411	7,104	532	2000	4 - 39
Spring Mall Greenfield, WI	8,350		3,136	10,499	3,226	3,136	13,725	16,861	1,043	2000	10 - 39
Taylor Heights Sheboygan, WI	—		1,976	6,618	1	1,977	6,618	8,595	631	2000	7 - 39

S-III-9

OFFICE BUILDINGS
MASSACHUSETTS
William J. McCarthy Boston, MA	35,942	(3)	4,700	18,807	1,324	4,700	20,131	24,831	2,081	1999	3 - 39
545 Boylston Street Boston, MA		(3)	4,300	17,206	1,325	4,300	18,531	22,831	1,976	1999	3 - 39
NEW YORK
Executive Office Building Great Neck, NY	—		834	3,338	223	834	3,561	4,395	411	1999	4 - 39
Fortune Office Building Hartsdale, NY	—		856	3,430	437	856	3,867	4,723	440	1999	1 - 39

SUBTOTAL	$569,663		$480,743	$1,612,784	$83,255	$486,972	$1,689,810	$2,176,782	$169,854
Real Estate Held For Sale	—		403	1,348	—	403	1,348	1,751	175

GRAND TOTAL	$569,663		$481,146	$1,614,132	$83,255	$487,375	$1,691,158	$2,178,533	$170,029

(1)
Noted properties are cross collateralized securing total mortgage indebtedness with a balance of $239,906 at December 31, 2002.

(2)
Noted properties are cross collateralized securing total mortgage indebtedness with a balance of $82,864 at December 31, 2002.

(3)
Noted properties are cross collateralized securing total mortgage indebtedness with a balance of $35,942 at December 31, 2002.

	Years ended December 31,
	2002	2001
Cost:
Balance, beginning of year	$1,948,968	1,899,025
Acquisitions and other additions	238,413	77,445
Sale of properties and other deductions	(8,848)	(27,502)

Balance, end of year	$2,178,533	1,948,968

Accumulated Depreciation:
Balance, beginning of year	$103,800	43,563
Depreciation provided	67,830	62,532
Sale of properties and other deductions	(1,601)	(2,295)

Balance, end of year	$170,029	103,800

S-III-10

QuickLinks

  Item 6: Selected Financial Data
  Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 7a: Quantitative and Qualitative Disclosures About Market Risk
  Item 8: Financial Statements
PART III
  Item 10: Directors and Executive Officers of the Registrant
  Item 11: Executive Compensation
  Item 12: Security Ownership of Certain Beneficial Owners and Management
  Item 13: Certain Relationships and Related Transactions
  Item 14: Controls and Procedures
PART IV
  Item 15: Exhibits, Financial Statements, Financial Statement Schedule and Reports on Form 8-K
HERITAGE PROPERTY INVESTMENT TRUST, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
Independent Auditors' Report
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Balance Sheets December 31, 2002 and 2001 (In thousands, except for share amounts)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Statements of Operations Years ended December 31, 2002, 2001 and 2000 (In thousands, except per-share data)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Statements of Changes in Shareholders' Equity Years ended December 31, 2002, 2001 and 2000 (In thousands, except per-share data)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Consolidated Statements of Cash Flows Years ended December 31, 2002, 2001 and 2000 (In thousands)
HERITAGE PROPERTY INVESTMENT TRUST, INC. Notes to Consolidated Financial Statements Years ended December 31, 2002, 2001 and 2000
  SCHEDULE III